EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made this 11th day of November, 2004 (the “Effective Date”), by and among Wolverine Drilling, Inc., a North Dakota corporation (the “Seller”), and Robert Mau and Robert S. Blackford, being all of the stockholders of Seller (together, the “Stockholders”) and Pioneer Drilling Services, Ltd., a Texas limited partnership (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller owns seven (7) drilling rigs and is engaged in the land contract drilling business (the “Drilling Business”); and

WHEREAS, Purchaser is desirous of purchasing from Seller all of the assets of Seller used in connection with Seller’s Drilling Business other than the Excluded Assets (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.             Purchase and Sale of Assets. On the Closing Date and subject to the terms and conditions of this Agreement, Seller shall sell, transfer and assign to Purchaser and Purchaser shall purchase and acquire from Seller as of the Effective Time (as hereinafter defined), all right, title, interest and benefit in and to all of the assets, properties, and rights used in connection with the operation of the Drilling Business, all of which are described below (the “Assets”), free and clear and expressly excluding all Liens (as hereinafter defined):

(a)           Rig No. 11 with tubulars, Rig No. 22 with tubulars, Rig No. 33 with tubulars, Rig No. 44 with tubulars, Rig No. 55 with tubulars, Rig No. 66 with tubulars and Rig No. 77, substantially all of which are described on Exhibit A to Schedule 1(a) (said seven (7) rigs together with tubulars being hereinafter referred to collectively, as the “Rigs” or singularly as a “Rig”), certain vehicles used in the Drilling Business (the “Vehicles”), all of which are described on Exhibit B to Schedule 1(a), and all spare drill pipe, spare parts, equipment, and miscellaneous Yard equipment used in the Drilling Business, substantially all of which are described on Exhibit C to Schedule 1(a) (the “Yard Equipment”);

(b)           Seller’s office equipment related to the Drilling Business, wherever located, the material items of which are described on Schedule 1(b) (the “Office Equipment”);

(c)           All support, maintenance, warranty, and similar agreements relating to the Rigs, the Yard Equipment and the Vehicles, substantially all of which are described on Schedule 1(c) (the “Support Agreements”);

(d)           Those contracts, agreements and commitments of Seller under which Seller has agreed or hereafter agrees (in compliance with Section 8(c) below) to perform land contract drilling for any third party which are attached hereto and set forth on Schedule 1(d) and which have not been fully performed prior to the Closing Date (the “Drilling Contracts”); provided, however, (i) in the case of a drilling contract which provides for a “dayrate” only (whether pertaining to one well or multiple wells), such contracts which are being performed, but which are not completed as of the Closing Date shall be included as a Drilling Contract, but the Purchaser shall only assume the rights and obligations arising after the Closing Date and (ii) in the case of a drilling contract which provides for multiple wells on a turnkey or footage basis and which has not been completed as of the Closing Date, such contract shall be included as a Drilling Contract, but only with respect to that portion of the contract relating to wells which are spudded after the Closing Date, and Purchaser will only assume the rights and obligations arising under such contracts pertaining to the portions of such contracts pertaining to wells spudded after the Closing.  Purchaser shall not be required to assume (i) any Drilling Contract in circumstances where Purchaser determines, in its sole and absolute discretion, that a material adverse change has occurred with respect to such Drilling Contract (including the performance thereof) at any time before the Closing Date, or (ii) any Drilling Contract entered into after the date hereof, but prior to the Closing Date, that has not been approved by Purchaser pursuant to Section 8(c) below.  If, as of the Effective Time, Seller shall be performing, or be committed to perform, under a drilling contract that is not to be assumed by the Purchaser at Closing, such contract shall be performed by Seller, for its own account, in which event, at the Closing, the Rig(s) which is being used to perform such contract shall nevertheless be sold to Purchaser pursuant to this Agreement and Purchaser and Seller shall enter into a daywork contract (which shall contain financial terms consistent with the unassumed drilling contracts) in order to allow Seller to perform the drilling services pursuant to such drilling contract, the form of which is attached as Exhibit A hereto (the “Daywork Contract”);

(e)           Those contracts, agreements, leases and commitments of Seller set forth on Schedule 1(e) (the “Ancillary Agreements”) and those contracts, agreements and commitments of Seller entered into after the date of this Agreement with respect to which Purchaser provides its written approval and agreement to assume such contracts, all of which shall be expressly assumed by Purchaser by written instrument at Closing, provided that Purchaser shall only be assuming the obligations of Seller which are related to periods after the Closing Date;

(f)            All personal property acquired after the date of this Agreement but prior to the Closing Date by Seller used in Seller’s Drilling Business, all of which shall be included in the appropriate Schedules at the time of acquisition; and

(g)           All of Seller’s assumed names, trade names, service marks, trademarks, patents, trade secrets, copyrights and other intellectual property rights, whether registered or unregistered including, but not limited to, the name “Wolverine Drilling, Inc.” or “Wolverine Drilling.”

(h)           The term “Assets” does not include, and Seller is not selling to Purchaser, (i) any cash or cash equivalents, deposits and accounts receivable, (ii) any interests of Seller in oil and gas properties, any other property or assets of Seller not used in the operation of Seller’s Drilling Business, (iii) any asset (including any contract or agreement) not otherwise included in the definition of the term “Asset”, (iv) Seller’s minute books and governance documents, tax returns and historical financial statements, (v) any other books and records of the Seller that relate to the Seller’s Drilling Business (to the extent such other books and records are not Business Records), (vi) any assets that Seller is otherwise required by law to retain and (vii) those assets described on Schedule 1(h) (collectively, the “Excluded Assets”).

2.             Assumption of Liabilities. Except for (i) the obligations and liabilities which relate to periods after the Closing Date under the Drilling Contracts and the Ancillary Agreements which, pursuant to Sections 1(d) and 1(e) above are to be assumed by Purchaser, and (ii) property taxes relating to the Assets for the year in which the Closing occurs, after taking into account appropriate prorations thereof as provided in Section 11(a) hereof (collectively, the “Assumed Liabilities”), Purchaser does not and shall not assume or agree to assume or to be responsible for any obligation or liability of Seller whatsoever, whether liquidated or unliquidated, known or unknown, actual or inchoate, accrued, contingent or otherwise, and whether arising from facts existing or events occurring prior to, at, or after the Effective Time.

3.             Consideration.

(a)           Based on the representations, warranties and agreements contained herein and subject to the terms and conditions set forth herein, Purchaser shall purchase, and Seller agrees to sell, assign, transfer and vest in Purchaser, the Assets for the total consideration of Twenty-Seven Million Eight Hundred Fifty Thousand Dollars ($27,850,000.00) (the “Purchase Price”).

(b)           As additional consideration for the Assets, at the Closing, Purchaser and Seller shall execute and deliver a Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the “Bill of Sale, Assignment and Assumption Agreement”) under the terms of which Purchaser shall assume the Assumed Liabilities.

(c)           At the Closing, Purchaser, Seller and Stockholders shall tentatively agree upon an allocation of the Purchase Price to be made amongst the Assets purchased pursuant to this Agreement, which shall be finally agreed upon by Purchaser, Seller and Stockholders within sixty (60) days after the Closing Date.  Seller, Stockholders and Purchaser agree that they shall not thereafter take any position or action inconsistent with such allocation in the filing of any tax returns. The parties agree that such allocation shall be reported on Internal Revenue Service Form 8594.

4.             Closing. In the event that Purchaser and Seller satisfy those conditions set forth in this Agreement, or the conditions unsatisfied are waived in writing, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall be held on or before December 2, 2004, or such other date as the parties may agree to in writing.  The time and date of the Closing shall be referred to herein as the “Closing Date”  The Closing shall take place at the offices of Cox Smith Matthews Incorporated, 112 E. Pecan Street, Suite 1800, San Antonio, Texas 78205, or such other place as the parties mutually agree.  The Closing shall be effective as of 6:00 a.m. (Central Time) on the Closing Date (the “Effective Time”).

(a)           Seller’s and Stockholders’ Obligations at Closing. At the Closing, Seller and Stockholders agree to execute, as applicable, and deliver (or cause to be executed and delivered) to Purchaser the following:

(i)            certificates of title for motor vehicles, and such other instruments satisfactory in form and substance to Purchaser executed by Seller and Purchaser, as applicable, pursuant to which Seller shall convey the Assets and assign the Drilling Contracts and Ancillary Agreements to Purchaser;

(ii)           a certificate as to the existence of Seller in the State of North Dakota and certificates evidencing Seller’s qualification to do business in Montana and Colorado, and in all other states for which it is legally required to do so (as of the date not earlier than twenty (20) days prior to the Closing Date);

(iii)          resolutions of the board of directors and the stockholders of Seller evidencing the authorization of the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby by Seller and the consummation of the transactions contemplated hereby and thereby, certified by the Secretary of Seller;

(iv)          a certificate dated as of the Closing Date and signed by the President of Seller to the effect that the representations and warranties of Seller and Stockholders set forth in this Agreement, as of the date of this Agreement and as of the Closing, are true and correct in all material respects and that all covenants, agreements and conditions required by this Agreement to be performed or complied with prior to or at the Closing have been so performed or complied with;

(v)           a certificate of No Tax Due or the like issued by the Comptrollers or similar officials of the States of North Dakota, Montana and Colorado indicating that no sales tax, motor vehicle tax, employment tax, franchise tax or other tax is due and owing to such States;

(vi)          a certified search of the UCC records of the Secretary of State of the State of North Dakota, Montana and Colorado and any other applicable States, counties and jurisdictions (which searches shall include a search of judgments and abstracts), showing that the Assets are free and clear of any Liens or executed UCC-3 termination statements (or such other releases which are necessary to release such Liens), releasing any Liens that are reflected in such searches;

(vii)         such additional certificates, proceedings, instruments and other documents as Purchaser may reasonably request to evidence compliance by Seller and Stockholders with this Agreement and applicable legal requirements and the performance and satisfaction by Seller, at or prior to the time of Closing, of all agreements then to be performed and all conditions then to be satisfied by Seller or Stockholders;

(viii)        the Bill of Sale and Assignment and Assumption Agreement;

(ix)           an employment agreement with Robert S. Blackford in the form attached hereto as Exhibit C (the “Employment Agreement”);

(x)            a non-competition agreement with Robert S. Blackford in the form attached hereto as Exhibit D-1 and a non-competition agreement with Robert Mau in the form attached hereto as Exhibit D-2 (such agreements being referred to herein as the “Non-Competition Agreements”);

(xi)           if, at the time of Closing, any of the Rigs are being operated by Seller and pursuant to the terms of this Agreement, the related drilling contract which is being performed by Seller is not to be transferred to the Purchaser, a Daywork Contract (which shall contain financial terms consistent with the unassumed drilling contracts or, in the event of turn-key contracts, Seller’s then prevailing day rates) with respect to each affected Rig(s) to allow the Seller to complete such drilling contract(s);

(xii)          with respect to any Drilling Contract, Ancillary Agreement or any other contract or commitment, the Seller shall provide written consents or approvals by the parties to such agreements, authorizing the assignment of same from the Seller to Purchaser; to the extent that any such consent or approval is necessary for assignment thereof; provided, however, in the case of any such Ancillary Agreement or any other contract or commitment (including a Drilling Contract) which is not by its terms assignable and with respect to which a consent to assignment is not obtained by the Closing Date (each, an “Unassigned Contract”), Seller agrees to use its best efforts to obtain, or cause to be obtained, subsequent to the Closing Date, any written consents necessary to convey to Purchaser the benefit thereof.  Purchaser shall cooperate with Seller, in such manner as may be reasonably requested, in connection therewith.  If Seller is unable to obtain such necessary written consents for the remaining term of any such Unassigned Contract, Seller shall reasonably cooperate with Purchaser in any reasonable arrangement proposed by Purchaser that provides the Purchaser with the benefits, rights or interests which inure to Seller under any such Unassigned Contract and requires Purchaser to promptly make any payments and perform any obligations, on Seller’s behalf, due under any such Unassigned Contract.  Purchaser agrees to indemnify and hold harmless Seller and each of its affiliates from and against any and all Damages (as defined in Section 13) incurred by it in connection with Purchaser’s performance of Seller’s obligations under such Unassigned Contracts; provided, that such Damages are not (i) the result of Seller’s default hereunder or a default under or breach of such Unassigned Contract which occurs prior to Closing, or (ii) based upon a breach of

Seller’s agreement with a third party not to assign such contract.  However, the Purchaser may refuse to perform Seller’s obligations under an Unassigned Contract, in which case the Seller will be solely responsible for such Unassigned Contracts.  In the event that the Unassigned Contract in question is a Drilling Contract, then the Rig being used, or to be used, to perform such Drilling Contract shall be contracted to Seller pursuant to the provisions of Section 1(d) hereof with respect to unassumed Drilling Contracts; and

(b)           Purchaser’s Obligations at Closing. At the Closing, Purchaser shall deliver the Purchase Price by wire transfer to an account designated by Seller at or prior to the Closing and further agrees to execute and deliver to Seller, the following:

(i)            the Bill of Sale and Assignment and Assumption Agreement;

(ii)           the Employment Agreement;

(iii)          the Non-Competition Agreements;

(iv)          if, at the time of Closing, any of the Rigs are being operated by Seller and pursuant to the terms of this Agreement the related drilling contract which is being performed by Seller is not to be transferred to the Purchaser, a Daywork Contract, with respect to each affected Rig(s) to allow the Seller to complete such drilling contract(s); provided, however, notwithstanding anything herein to the contrary, the Purchaser shall have no obligation to enter into any Daywork Contract unless the Seller demonstrates that it is in compliance with the insurance provisions set forth in the Daywork Contract at the time of Closing, and if Seller is not in compliance with such insurance provisions the Seller may not refuse to Close on the basis that Purchaser will not enter into such Daywork Contract, in which event at Closing the Seller will be solely responsible for performing the drilling contract (or portion of a drilling contract) which would have otherwise been performed under a Daywork Contract;

(v)           resolutions of the general partner of Purchaser evidencing the authorization of the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby, certified by the Secretary of the general partner of Purchaser;

(vi)          a certificate dated as of the Closing Date and signed by the President of the general partner of Purchaser to the effect that the representations and warranties of Purchaser set forth in this Agreement, as of the date of this Agreement and as of the Closing, are true and correct in all material respects and that all covenants, agreements and conditions required by this Agreement to be performed or complied with prior to or at the Closing have been so performed or complied with;

(vii)         resolutions evidencing the authorization of the execution, delivery and performance of this Agreement by Pioneer Drilling Company, parent company of Purchaser, and the consummation of the transactions contemplated hereby, certified by the Secretary of Pioneer Drilling Company; and

(viii)        such additional certificates, proceedings, instruments and other documents as Seller may reasonably request to evidence compliance by Purchaser with this Agreement and applicable legal requirements and the performance and satisfaction by Purchaser, at or prior to the time of Closing, of all agreements then to be performed and all conditions then to be satisfied by Purchaser.

(c)           Delivery of Assets. At the Closing, Seller shall deliver and transfer title to the Assets other than the Unassigned Contracts to Purchaser free, clear and discharged of and from any and all Liens.  The Rigs, to the extent they are not then performing drilling services, shall be rigged down at the locations of the last completed drilling contracts and delivery of the Rigs shall be deemed to occur at Closing at such locations, or at the Yard if mutually agreed by the parties.  To the extent that the Rigs are at the time of the Closing Date performing drilling services under a Drilling Contract, delivery of the Rigs shall occur at the location that the Drilling Contract is being performed.  At the Closing, the Support Agreements, Drilling Contracts, Ancillary Agreements and Business Records shall be deemed delivered at Seller’s office in Kenmare, North Dakota.  Delivery of the Yard Equipment, Office Equipment and Vehicles shall occur at Closing at the Yard.  The certificates of title to the Vehicles shall be delivered at Closing in San Antonio, Texas.  The above notwithstanding, to the extent that at Closing any Rig is being used to perform a drilling contract on behalf of Seller and the use of the Rig(s)   to perform such drilling contract is to be provided to Seller under a Daywork Contract, such Rig(s) shall not be rigged down but shall be deemed delivered to the Purchaser at the Closing at its then present location.  It is expressly agreed that the title to, and the risk of loss of, all of the Assets shall pass to the Purchaser at the Effective Time, except that only risk of loss and not title shall pass to Purchaser with respect to Unassigned Contracts which the Purchaser elects to perform.  In the event that, pursuant to the terms of this Agreement, Seller obtains the use of any of the Rigs under a Daywork Contract, Seller agrees to maintain all insurance required by the Daywork Contract.

5.             Interim Lease Arrangement; Removal of Equipment.  Purchaser, Seller and the Stockholders acknowledge that they are currently in negotiations to consummate a transaction (the “Real Property Transaction”), pursuant to which, among other things, Purchaser would acquire the 4.73 acre portion of Seller’s yard located in Kenmare, North Dakota (the “Yard”) surrounding the building located on the Yard (the “Building”) (the Yard and the Building are collectively referred to herein as the “Real Property” which is described on Schedule 5).  If the parties are unable to agree upon the terms of a purchase agreement for the Real Property so that the closing under which occurs simultaneously with the Closing hereunder, Purchaser shall nevertheless have the right for a period of sixty (60) days following the Closing Date to maintain the Assets on the Real Property at no cost at the same location and with the same security as such Assets are maintained as of the Closing Date and to remove such Assets at any time during such 60-day period.  Notwithstanding that Purchaser may remain on the property for such 60-day period, until such time as Purchaser, Seller and the Stockholders consummate the Real Property Transaction, Seller shall remain solely and exclusively responsible for all liabilities and obligations relating to the Real Property (other than the operations of the Drilling Business of Purchaser from and after the Closing Date) including, without limitation, all taxes, governmental and regulatory compliance issues and environmental and health and safety requirements.  Purchaser and Seller shall allow Eagle Operating to have the right for a period of sixty (60) days following Closing to maintain its assets on the Real Property at no cost so long as such assets do not directly or indirectly interfere with the Drilling Business to be operated by Purchaser after the Closing Date; provided, that Eagle Operating shall remove such assets by the end of such 60-day period.

6.             Covenants, Representations and Warranties of Seller and Stockholders.  Seller and Stockholders hereby, jointly and severally, covenant, represent and warrant to Purchaser as follows and acknowledge that Purchaser is relying upon such representations and warranties in entering into this Agreement:

(a)           Legal Existence of Seller. Seller is a corporation duly organized and validly existing under the laws of the State of North Dakota and has the power to carry on its business as now being conducted. Seller is not qualified as a foreign corporation in any jurisdiction other than Montana and Colorado and is not required to do so.  Stockholders are the only stockholders of Seller and have all voting rights with respect to the capital stock of Seller.

(b)           Legal Authority.  The execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the obligations undertaken by Seller herein, have been duly authorized and approved by the board of directors of Seller and have been consented to by Stockholders.

(c)           No Violation of Agreements, Etc.  This Agreement constitutes a valid and binding obligation of Seller and Stockholders enforceable against Seller and Stockholders in accordance with its terms, and this Agreement and all transactions contemplated hereby will not result in the violation of any terms of the Articles of Incorporation or the Bylaws of Seller or any applicable law or, except for the requirement for any consent or approval set forth in Schedule 6(g) below, any agreement to which Seller is a party or by which any of the Assets or Seller’s Drilling Business is bound.

(d)           Title to Assets.  Seller owns all of the Assets, free and clear of all liens, charges, privileges, equities, pledges, mortgages, leases, options, assessments, judgments, security interests, restrictions and other encumbrances of any kind whatsoever (“Liens”), other than those Liens disclosed in Schedule 6(d) (the “Existing Liens”), and Seller has, or as of the Closing Date will have, full right, power, title and authority to sell, transfer and convey the Assets, to Purchaser, free and clear of all Liens, including the Existing Liens and therefore, at Closing the Seller will transfer the Assets to the Purchaser free and clear of all Liens.  Notwithstanding the foregoing, Seller and the Stockholders expressly disclaim any representations or warranties with respect to Seller’s exclusive right to use the name “Wolverine Drilling.”

(e)           No Litigation.  Except as described on Schedule 6(e), there presently exists no litigation, proceeding, action, claim, arbitration, or investigations (a

“Proceeding”) at law, in equity or otherwise, pending or, to Seller’s or Stockholders’ knowledge, threatened against Seller or effecting any of the Assets, the Drilling Business or the Real Property.  None of Seller or Stockholders are subject to any notice, writ, injunction, order, or decree of any court, agency, or other governmental authority affecting the Seller, the Assets, the Drilling Business or the Real Property.  None of Seller or Stockholders have been served with process or otherwise received formal notice with respect to, nor, to Seller’s or Stockholders’ knowledge, has Seller or Stockholders been threatened with, any litigation or judicial, administrative, arbitration or other Proceeding affecting the Seller, the Assets, the Drilling Business or the Real Property.

(f)            Brokers.  Except as set forth in Schedule 6(f), no agent, broker, person or firm acting on behalf of Seller or Stockholders is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any affiliate of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

(g)           Contracts/Assignments.     The lists of contracts and agreements identified on Schedules 1(c), (d) and (e) are complete and accurate lists of all contracts and agreements between Seller and any other person related to the Seller’s Drilling Business.  Each of the contracts and agreements described or referred to in Schedules 1(c), (d) and 1(e) are, to the Seller’s and Stockholders’ knowledge, valid and binding obligations of Seller and the other party or parties thereto.  Except as set forth in Schedule 6(g), none of the parties to any of such contracts or agreements has terminated, canceled, or modified any of such contracts or agreements or given notice that it intends to do so and to the best of Seller’s knowledge neither Seller nor any other party is in default thereunder or will be with the giving of notice, the passage of time or both.  During the Review Period, Seller agrees that it will not, without the written consent of the Purchaser, modify any of the contracts which Purchaser is to assume at Closing or otherwise perform after Closing.  Each of the contracts and agreements identified on Schedules 1(c), (d) and (e) may be freely assigned by Seller to Purchaser without the requirement of any consent or approval, except as set forth in Schedule 6(g). True and complete copies of the contracts and agreements identified on Schedules 1(c), (d) and (e) are attached to this Schedules 1(c), (d) and (e) and true and complete copies of any Drilling Contracts entered into after the Effective Date will be provided to Purchaser when such Drilling Contracts are executed by Seller.  To the extent that performance by Seller of any Drilling Contract has commenced, Seller is performing such Drilling Contract in material compliance with its terms and there are no defaults thereunder or which would exist with the passage of time, the giving of notice or both and there are no material adverse circumstances which exist or that the Seller has reason to believe will exist, which relate to the performance thereof, the completion of such Drilling Contract in accordance with its terms, and the receipt of payment for the performance thereof.

(h)           Personal Property. The Assets described in Schedules 1(a) and 1(b) attached hereto are an accurate list of the operating assets of the Drilling Business and, along with the miscellaneous hand tools and other spare equipment not required to be listed on Schedules 1(a) and 1(b), constitute all of the tangible and intangible personal property used by Seller in connection with Seller’s Drilling Business (except as qualified below).  Seller has delivered or will deliver at Closing all support, maintenance, warranty and similar agreements related to the Assets.  Seller has maintained the Rigs in good operating condition and, at the time the Rigs are delivered to Purchaser at the Closing, will be in good operating condition, subject to ordinary wear and tear.  It is expressly agreed that all of the remaining Assets, other than the Rigs, are being sold to Purchaser in “AS IS,” “WHERE IS” condition.  None of Seller or Stockholders has any knowledge of any material damage to or defect in any of the Rigs.  At all times prior to Closing, the Seller shall provide Purchaser with timely, accurate reports specifying any loss or damage to any of the Assets, including the Rigs and the Yard Equipment.

(i)            Permits and Approvals.  Except as set forth in Schedule 6(i), Seller has no permits, approvals, authorizations, licenses, consents, certifications, qualifications or clearances held, used or required in connection with Seller’s operation of the Drilling Business or ownership or use of the Assets and none (other than those set forth in Schedule 6(i)) are required in connection with Seller’s operation of the Drilling Business.

(j)            Compliance with Laws.  Seller’s operation of the Drilling Business, ownership and use of the Assets and the Real Property and Seller’s performance under the Drilling Contracts has been, to Seller’s and Shareholders’ knowledge, conducted in compliance with all statutes, ordinances, codes, restrictions, regulations and other governmental requirements, including all environmental laws.

(k)           Taxes. The Assets are not in any manner encumbered by any Liens arising out of unpaid taxes except for Liens for current taxes not yet due and payable. All taxes owed by Seller or relating to the Drilling Business, the Assets or the Real Property have been paid, and Seller has filed all federal, state and other tax returns and reports required to be filed.  No claim has ever been made by an authority in a jurisdiction where Seller does not file tax returns or have tax returns filed on its behalf that it is or may be subject to taxation by that jurisdiction.  Seller has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.  No taxing authority is expected to assess any additional taxes for any period for which tax returns have been filed or for which tax returns should have been filed.  There is no claim, either written or otherwise, concerning any tax liability of Seller.  Seller’s Drilling Business constitutes a separate and identifiable business of Seller and the income and expenses attributable to Seller’s Drilling Business could be separately established from the books of account or records of Seller.

(l)            True and Correct Copies. Seller has delivered or made available or, prior to the commencement of the Review Period will deliver or make available, to Purchaser true, correct, and complete copies of all contracts, agreements and documents referred to in this Agreement, together with all modifications thereof and amendments thereto, and all current maintenance records related to the Assets.  It is expressly understood that Seller, prior to the execution of this Agreement, has made available to the Purchaser, true and correct copies of (i) all Ancillary Agreements and Support Agreements in effect as of the Effective Date, (ii) certificates of insurance with respect to all insurance policies held by Seller, and (iii) any lawsuit, demand, order or other complaint relating to the Seller or the Drilling Business.  At the commencement of the Review Period, Seller shall make available to Purchaser true and correct copies of  (i) all Drilling Contracts and Ancillary Agreements which are to be assumed or performed by the Purchaser, (ii) daily drilling reports with respect to Seller’s Drilling Business, (iii) all maintenance and rig inspection records relating to the Assets, (iv) all safety records relating to the Drilling Business (for the prior one year), (v) all personnel records for all employees, and (vi) all other documents referenced in this Agreement which have not previously been delivered to the Purchaser, including copies of all insurance policies listed on Schedule 6(m).

(m)          Insurance.  Seller has delivered or made available to Purchaser true, correct, and complete copies of certificates of insurance with respect to all insurance policies and contracts related to or material to Seller’s ownership and use of the Assets and the Real Property, if any, together with all modifications thereof and amendments thereto, and
Schedule 6(m) contains a list of all such policies and contracts (including insurer, named insured and type of coverage) for fire, casualty, liability and other forms of insurance maintained by, or for the benefit of Seller, in connection with Seller’s Drilling Business, the Assets and the Real Property.  Except as disclosed on Schedule 6(m), no pending or unresolved claims exist under any policy or contract of insurance related to Seller’s Drilling Business, its ownership and use of the Assets, or the Real Property, and no facts or circumstances exist pursuant to which any such claim could be made.  All such policies, if any, are in full force and effect. Seller has not received any notice of cancellation, non-renewal or significant premium increases with respect to any policy. All premiums due prior to the date hereof for the period prior to the date hereof with respect to such policies have been timely paid, and all premiums due before the Closing Date for periods between the date hereof and the Closing Date will be timely paid.

(n)           Employee Benefit Plans.

(i)            Each Seller Benefit Plan (as hereinafter defined) has been administered and operated within the terms of the applicable controlling documents and with the applicable provisions of ERISA (as hereinafter defined), the Code, and all other applicable laws.  For purposes of this Agreement, “Seller Benefit Plan” means (A) all “employee benefit plans,” as such term is defined in Section 3(3) of ERISA including, but not limited to, all employee benefit plans which are not subject to ERISA, that are or have been sponsored, maintained, or contributed to by Seller or any Commonly Controlled Entity and (B) stock option, stock purchase or other stock-based plans, bonus or incentive award plans, employment or casualty agreements, severance pay policies or agreements, fringe benefit plans or programs, deferred compensation agreements, supplemental income arrangements, vacation plans and all other employee benefit plans, programs, policies, practices, agreements and arrangements (written or unwritten) not described in (A) above that are or have been sponsored, maintained or contributed to by Seller or any Commonly Controlled Entity.

(ii)           Except as described in Schedule 6(n), neither the Seller nor any corporation, trade, business or entity under common control with the Seller or its subsidiaries, within the meaning of section 414(b), (c) or (m) of the Code or section 4001 of the Employee Retirement Income Security Act of 1974 (“ERISA”) (“Commonly Controlled Entity”), sponsors, maintains or contributes to, or has sponsored, maintained or contributed to, within six years prior to the Closing Date, any “multiemployer plans” as such term is defined in Section 3(37) of ERISA or any “employee pension benefit plan,” as such term is defined in section 3(2)(A) of ERISA, that is subject to Title IV of ERISA.

(iii)          Seller and/or its Commonly Controlled Entities maintain the “group health plan(s),” as that term is defined in Section 607(1) of ERISA, described in Schedule 6(n) and shall continue to maintain such group health plans following the Closing.  To Seller’s and Stockholders’ knowledge, all such group health plans of Seller and/or of any Commonly Controlled Entity have been operated in material compliance with the requirements of Part 6 of Title I of ERISA and of Sections 4980B (and its predecessor) and 5000 of the Internal Revenue Code of 1986, and Seller and/or its affiliates have provided, or will have provided before the Closing Date, to individuals entitled thereto all required notices and coverage pursuant to such Part 6 and Section 4980B with respect to any “qualifying event” (as defined therein) occurring prior to the Closing Date.

(o)           Labor Matters

(i)            Neither Seller nor any of its affiliates is a party to (nor is it bound as a successor entity by) any collective bargaining agreements.  Neither Seller nor any of its affiliates has agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of the employees of Seller or any of its affiliates.  There is no question concerning representation as to any collective bargaining representative concerning employees of Seller or any of its affiliates.  To the knowledge of Seller (a) no labor union or representative thereof claims to or is seeking to represent employees of Seller or any of its affiliates, (b) no union organizational campaign or representation petition is currently pending with respect to any of the employees of Seller or any of its affiliates, and (c) no labor union or representative has expressed an interest in representing any of the employees of Seller or any of its affiliates.  There is no labor strike or labor dispute, slowdown, work stoppage or lockout pending or, to the knowledge of Seller, threatened against or affecting Seller or any of its affiliates, and neither Seller nor any of its affiliates (nor any of their predecessors) has experienced any labor strike, slowdown, work stoppage or lockout.

(ii)           To Seller’s and the Stockholders’ knowledge, Seller and its affiliates and predecessors are, and have always been since January 1, 2000, in substantial compliance with all applicable laws regarding labor and employment practices, including, without limitation, applicable laws relating to terms and conditions of employment, equal employment opportunity, employee compensation, employee benefits, affirmative action, wages and hours, plant closing and mass layoff, occupational safety and health, immigration, workers’ compensation, disability, unemployment compensation, whistle blower laws or other employment or labor relations laws, (B) are not engaged, nor have they since January 1, 2000, engaged in any unfair labor practices, and has no, and has not had since January 1, 2000, any unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the knowledge of Seller, threatened against them, (C) have no, and have not had since January 1, 2000, any grievances, arbitrations, or other proceedings arising or asserted to arise under any collective bargaining agreement, pending or, to the knowledge of Seller, threatened, against them and (D) except as set forth on Schedule 6(o), have no, and have not had since January 1, 2000, any charges, complaints, or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Entity responsible for regulating labor or employment practices, pending, or, to the knowledge of Seller, threatened against them.

(iii)          All current and former employees of Seller and its affiliates have been, or shall have been on or before the latter of the Closing Date or such date upon which Seller learns of an obligation to such current and former employee(s), paid in full all wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay, and other compensation for all services performed by them that was accrued by them up to the Closing Date to the extent payable in accordance with the obligations of Seller and its affiliates under any labor or employment practices and policies, or any labor contract or individual agreement to which Seller or any of its affiliates is a party, or by which Seller or any of its affiliates may be bound, or under applicable law.

(p)           Plant Closing Restrictions.  Neither Seller nor any of its affiliates is a party to any agreements or arrangements or subject to any requirement that in any manner restricts Purchaser from relocating, consolidating, merging or closing, in whole or in part, any portion of the business or operations of Seller or its affiliates, subject to applicable law.

(q)           Financial Matters.  Attached to this Schedule 6(q) is a true and complete copy of the income statement for the 12-month period ending December 31, 2003 (the “Income Statement”).  Except for the absence of footnotes to the Interim Financial Statements (as hereinafter defined) and normal year-end adjustments to such Interim Financial Statements, which such adjustments would not individually or in the aggregate be material, the Income Statement is, and upon delivery pursuant to Section 11(i), the Interim Financial Statements will be, true, accurate, correct and complete, have been prepared in accordance with the books and records of the Seller and, except as disclosed in the reports included therein or in
Schedule 6(q), have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied throughout the periods covered by such statement and fairly and accurately present the information contained therein.

(r)            Absence of Certain Changes.  Except as set forth on Schedule 6(r), since December 31, 2003, there has not been any event or condition of any character which, individually or in the aggregate, materially and adversely affects or is reasonably likely to materially and adversely affect the Assets, the Real Property or the financial condition, results of operations or prospects of Seller’s Drilling Business.

(s)           Disclosure.  None of this Agreement, the Income Statement (including the footnotes thereto), the Interim Financial Statements or any agreement, document, instrument, schedule, exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Stockholders, or by Seller’s directors or officers, in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.  There is no fact known to any of the Stockholders or Seller which materially and adversely affects the business, financial condition or prospects of Seller or its properties or assets, which have not been set forth in this Agreement or in the schedules, exhibits or certificates or statements in writing furnished in connection with the transactions contemplated by this Agreement.

(t)            Knowledge.

(i)            an individual will be deemed to have knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter.

(ii)           A person (other than an individual) will be deemed to have knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that person (or in any similar capacity) has, or at any time had, knowledge of that fact or other matter (as set forth in (i) above).

7.             Covenants, Representations and Warranties of Purchaser. Purchaser covenants, represents and warrants to Seller as follows and acknowledges that Seller is relying upon such representations and warranties in entering into this Agreement:

(a)           Legal Existence of Purchaser. Purchaser is a limited partnership duly organized and validly existing under the laws of Texas and has the power to carry on its business as now being conducted.

(b)           Legal Authority of Purchaser. The execution, delivery and performance of this Agreement, and the obligations undertaken by Purchaser herein have been duly authorized and approved by the general partner of Purchaser.

(c)           No Violation of Agreements.  This Agreement constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms and this Agreement and all transactions contemplated hereby will not result in the violation of any terms of the Agreement of Limited Partnership of Purchaser, or any law or agreement to which Purchaser is a party or by which it is bound.

(d)           Brokers.  No agent, broker, person or firm acting on behalf of Purchaser is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any affiliate of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

(e)           Consents and Approvals.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of any indebtedness under, or performance required by, any agreement, indenture or other instrument to which the Purchaser is a party or by which any of its property is bound, its partnership agreement or any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Purchaser.  Subject to the foregoing, all consents, approvals and authorizations of, and declarations, filings and registrations with, any governmental or regulatory authority or any other legal entity or person (either governmental or private) required in connection with the execution and delivery by the Purchaser of this Agreement or the consummation of the transactions contemplated hereby have been obtained, made and satisfied.

8.             Actions Before Closing.

(a)           Access During Review Period.  During the period from the date of this Agreement to the Closing Date (the “Review Period”), Seller shall, and Stockholders shall cause Seller to, afford Purchaser and its counsel and other representatives reasonable access during normal business hours to Seller’s contracts, properties and facilities which form a part of the Assets, shall assist Purchaser in its discussions with customers, suppliers and employees of Seller’s Drilling Business, and Seller shall instruct its officers, employees, accountants and agents to fully cooperate with Purchaser and its counsel, accountants, lenders and other representatives in its investigation and to furnish such additional information as Purchaser and its counsel and other representatives may from time to time reasonably request including, without limitation, any request for information made by financiers from whom Purchaser is seeking financing, if any.  Stockholders and Seller specifically covenant that during the Review Period, Stockholders and Seller shall permit Purchaser to conduct such tests and investigations of the Drilling Business, the Assets and the Real Property as Purchaser may reasonably request. In addition, Purchaser shall be permitted to make abstracts from, or take copies of, such documentation relating to the Drilling Business, the Assets and the Real Property as may be reasonably required by Purchaser.  Access shall include the right to conduct an environmental assessment of the Yard, the Real Property and the Building.  Seller and Stockholders shall provide documentation and narrative information regarding Seller, the Assets and Seller’s Drilling Business, which will assist Purchaser with its due diligence.  As requested by Purchaser, during the Review Period, Seller shall provide Purchaser with copies of Seller’s business records which relate to the Drilling Business as conducted by Seller (collectively, “Business Records”), including, as requested, employee records for those Employees to be hired by Purchaser, maintenance records, safety records, drilling records, bit record files, drilling reports and all records pertaining to the Drilling Contracts which are to be assumed or performed by the Purchaser.  It is understood that during the Review Period, Seller is not required to make copies of all Business Records, but rather only portions of the Business Records requested by Purchaser. After Closing Seller agrees to provide the Purchaser with access to all Business Records as reasonably requested by Purchaser after Closing;

(b)           Interim Conduct of the Drilling Business.  Seller shall conduct Seller’s Drilling Business only in the ordinary and usual course, consistent with past practices. Seller shall pay when due, its obligations relating to the Drilling Business, including its obligations to employees, suppliers and contractors.  Seller agrees that prior to executing or amending any Defined Contract (as defined below), it will provide Purchaser with a copy of such Defined Contract and provide all other information relating thereto as reasonably requested by Purchaser.  “Defined Contract” means any drilling contract or any other agreement between Seller and any third party which relates to Seller’s Drilling Business and which may be performable in whole or in part after Closing.  Unless Purchaser provides its written consent to the entering into of any such Defined Contract (which consent shall not be unreasonably withheld or delayed), Purchaser shall have no obligation to assume (or otherwise perform) any such Defined Contract at or after Closing.  Additionally, Purchaser shall not withhold its written consent to a Defined Contract that is a drilling contract if it contains daywork, footage or turnkey rates substantially equivalent to the Seller’s existing rates at the time they are entered into and do not contain any terms and conditions which, when taken as a whole, are not at least as favorable in any material respect as those contained in the other Drilling Contracts listed in Schedule 1(d).  To the extent that Purchaser provides its written consent to the entering into of any such Defined Contract, such Defined Contract shall be added to Schedules 1(c) or 1(d), as applicable.  Without limiting the generality of the foregoing, Seller hereby covenants to Purchaser that insofar as Seller’s Drilling Business is concerned, Seller will use commercially reasonable efforts to:

(i)            preserve the Drilling Business and Seller’s relationships with suppliers, customers, employees, creditors, and others having business dealings with the Drilling Business;

(ii)           maintain in full force and effect its existing policies of insurance listed on Schedule 6(m);

(iii)          maintain the Rigs in good operating condition and repair, and repair any of the Rigs which are not in good operating condition as of the date of this Agreement so that such Rigs are placed in good operating condition;

(iv)          continue performance in the ordinary course of its obligations under the Drilling Contracts and Ancillary Agreements;

(v)           during the Review Period and subject to reasonable advance notice to Seller and cooperation in scheduling the same, permit employees or other representatives of Purchaser to consult with Seller’s employees who are employed in the Drilling Business in the performance of their jobs, provided that any such discussions will be performed in a manner that will not unreasonably disrupt the operation of Seller’s Drilling Business;

(vi)          avoid entering into any agreement relating to the Drilling Business which does not by its terms, terminate or expire (whether by performance or otherwise) at or prior to the Closing Date, whether a drilling contract or otherwise, which prohibits the transfer or assignment of such agreement to a third party.

(c)           Purchaser’s Approval of Certain Transactions.  Seller hereby covenants to Purchaser that during the Review Period, or during such shorter period as indicated below, Seller shall not, and Stockholders shall cause Seller not to, do any of the following acts without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed:

(i)            sell, transfer, encumber or assign any of the Assets (except to Purchaser in accordance with this Agreement or in connection with the replacement of such Assets in the ordinary course of business);

(ii)           enter into any Drilling Business transaction, contract or commitment outside of the ordinary course of business;

(iii)          enter into any drilling contract which contains any terms and conditions which, when taken as a whole, are not at least as favorable in any material respect as those contained in the other Drilling Contracts listed in Schedule 1(d); provided however, that drilling contracts that contain daywork, footage or turnkey rates substantially equivalent to the Seller’s existing rates at the time they are entered into shall not violate the foregoing provision on the basis of the rates charged; or

(iv)          give any Employee an increase or change in wages, salary or benefits or make any promise with respect to any such increase or change in wages, salary or benefits; provided however, that Seller may (after notifying Purchaser in writing and obtaining Purchaser’s consent, which consent will not be unreasonably withheld or delayed) increase or change the wages, salary or benefits of those employees, or make commitments to do so where the Seller reasonably believes in the exercise of its good faith it is necessary to do so in order to remain commercially competitive with prevailing wages, salaries and benefits.

(v)           without the consent of Purchaser, which shall not be unreasonably withheld, enter into any agreement which would result in Stockholders not owning 100% of the capital stock of the Seller.

(d)           Consent to Assignment.  Seller hereby covenants to Purchaser that Seller will use its best efforts to obtain, prior to the Closing, the consents and approvals that are necessary to assign to Purchaser the Drilling Contracts and Ancillary Agreements. Any and all such approvals and consents shall be in writing, signed by the person entitled to consent or approve, and shall be delivered to Purchaser at or prior to Closing.

(e)           Schedule Updates.  Seller and Purchaser shall update by amendment or supplement each of the Schedules referred to herein and any other disclosure in writing from either party required by this Agreement to be disclosed by Seller or Purchaser promptly upon any change in the information set forth in such Schedules or other disclosures.  Each party hereby represents and warrants to the other that such Schedules and such written disclosures, as so amended or supplemented by them, shall be true and correct as of the dates thereof and as of the Closing; provided however, that the inclusion of any information in any such amendment or supplement, not included in the original Schedule or other disclosure at or prior to the date of this Agreement, shall not limit or impair any right that either party might otherwise have respecting the representations and warranties of Seller originally contained in this Agreement.

(f)            Reports.  During the Review Period, on a daily basis, Seller shall provide Purchaser, via telefax, with the daily drilling reports pertaining to the operation of the Drilling Business. In addition, as situations occur, Seller shall promptly notify Purchaser in writing with respect to any material damage to the Assets or any material adverse change in the Drilling Business or any Drilling Contract (or any facts or circumstances that could result in material adverse damage to Seller’s Drilling Business or any Drilling Contract).

(g)           No Negotiation.  Until such time, if any, as this Agreement is terminated pursuant to Section 15 hereof, Seller and Stockholders shall not, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of the Assets, or any of the ownership interest in Seller, or any merger, consolidation, business combination, or similar transaction involving Seller.  Stockholders shall, and shall cause Seller to, promptly communicate to Purchaser the terms of any proposal received or the fact that Seller or Stockholders have received inquiry with respect to, or have participated in discussions or negotiations in respect of, any such transaction, and the identity of any persons who initiated or participated in such discussions or negotiations.

(h)           Use of Name; Change of Name.  At the Closing, Seller shall have transferred to Purchaser all of its right to use the name “Wolverine Drilling, Inc.”  Following the Closing, Seller and Stockholders expressly agree not to use the name “Wolverine Drilling, Inc.” or any variation thereof except to collect any outstanding receivables for a period of ninety (90) days following the Closing Date.  Concurrent with, or immediately following the transactions contemplated by this Agreement, Seller shall, and Stockholders shall cause Seller to, change its name to a name substantially different from the name “Wolverine Drilling, Inc.” and file Articles of Amendment to its Articles of Incorporation and such other documents as may be necessary to effectuate such name change.

9.             Conditions Precedent to Closing by Purchaser. Except as expressly waived in writing by the Purchaser, the obligation of Purchaser to purchase the Assets is subject to the following conditions:

(a)           Approvals. All corporate and other proceedings or actions to be taken by Seller and Stockholders in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be satisfactory in form and substance to Purchaser and Purchaser’s counsel. Subject to the provisions contained in Section 4(a)(xii), all consents set forth in Schedule 6(g) which must be obtained to assign the Drilling Contracts and Ancillary Agreements shall have been obtained.  In addition, to the extent that any consent cannot be obtained and the provisions contained in
Section 4(a)(xii) apply, such accommodation or solution must be reasonably satisfactory to the Purchaser, and if the accommodation or solution is not acceptable to the Purchaser, Purchaser shall not be obligated to purchase any of the Assets.

(b)           Title. Transfer of title on the Closing Date, by Seller to Purchaser, of the Assets other than the Unassigned Contracts, free and clear of all Liens, including the Existing Liens, and delivery of the Assets on the Closing Date, free and clear of all Liens, including the Existing Liens.

(c)           Covenants. The fulfillment and/or performance of all agreements, conditions and covenants of Seller and Stockholders contained herein on or prior to the Closing Date.

(d)           Representations. The representations and warranties of Seller and Stockholders shall be true, accurate, and complete in all material respects; provided, however, to the extent that any of the Schedules which are supplemented pursuant to Section 8(e), such change in the Schedules must be acceptable to the Purchaser (in its sole and absolute discretion).

(e)           Documents. Delivery on the Closing Date, by Seller to Purchaser, of all such instruments of transfer, bills of sale, endorsements, assignments, and other instruments of transfer and conveyance, in form and substance reasonably satisfactory to Purchaser, as are necessary to vest in Purchaser good and indefeasible title to the Assets, other than the Unassigned Contracts, free and clear of all Liens, including Existing Liens.

(f)            Damage to Assets. In the event that any of the material Assets are materially damaged or destroyed before the Closing Date, the Purchaser may, at its option, terminate this Agreement or close the transactions contemplated by this Agreement, in which latter event, Purchaser shall receive all of the insurance proceeds from such damage or destruction.  To the extent that any non-material Assets are damaged or destroyed before the Closing Date, such assets shall be repaired or replaced prior to the Closing Date, unless the parties agree that there shall be a reduction to the

Purchase Price as a result of such damage or loss.  For purposes of this provision Section 9(f), the term “materially damaged or destroyed” shall mean any damage or destruction with a cost to repair or replace in excess of $1,000,000.

(g)           Litigation. There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining consummation of any of the actions herein contemplated and no legal action or governmental investigation which might reasonably be expected to result in any such injunction or order shall be pending or threatened.

(h)           Deliveries Required by Seller and Stockholders. Seller and Stockholders shall have delivered to Purchaser all of the items enumerated in Section 4(a).

(i)            No Adverse Change.  No material adverse change in the Drilling Business, the Assets or any Drilling Contract or the performance thereof shall have occurred after the date of this Agreement and prior to the Closing, and Seller shall have operated Seller’s business in accordance with Section 8(b) hereof.

(j)            Tax Certificate.  Purchaser shall have received a certificate or certificates from appropriate jurisdictions stating that no taxes are due by Seller.

(k)           Financing.  Purchaser shall have obtained equity and/or debt financing on terms and conditions satisfactory to Purchaser to fully fund the cash consideration provided for herein.

10.           Conditions Precedent to Closing by Seller and Stockholders. The obligation of Seller and Stockholders to sell the Assets is subject to the following conditions:

(a)           Deliveries Required by Purchaser. Purchaser shall have delivered to Seller all items enumerated in Section 4(b).

(b)           Covenants. The fulfillment and/or performance of all agreements, conditions and covenants of Purchaser contained herein on or prior to the Closing Date.

(c)           Representations. The representations and warranties of Purchaser shall be true, accurate, and complete in all material respects as of the date hereof and as of Closing.

(d)           Documents. Delivery on the Closing Date, by Purchaser to Seller and Stockholders, of all such instruments of transfer, bills of sale, endorsements, assignments, and other instruments of transfer and conveyance, in form and substance reasonably satisfactory to Seller and Stockholders.

(e)           Litigation. There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining Purchaser’s consummation of any of the actions herein contemplated and no legal action or governmental investigation which might reasonably be expected to result in any such injunction or order shall be pending or threatened.

11.           Additional Covenants.

(a)           Proration of Taxes and Other Items. All personal property taxes applicable to the Assets for the year in which the Closing occurs shall be prorated to the Closing Date, and after giving effect to such proration adjustments Purchaser shall assume the obligation to pay such taxes for the current tax year. Therefore, at Closing, the Purchase Price shall be reduced by the amount of personal property taxes applicable to the Assets for that portion of the year prior to Closing.  In the event that the actual personal property taxes are more or less than estimated, when the actual amount is determined the parties will make such payments as required to allocate the actual taxes.  All motor vehicle transfer fees and taxes necessary to effect the transfer of the titles to the Vehicles from Seller to Purchaser shall be borne by Purchaser.

(b)           Sales and Transfer Taxes/Payment of Obligations.  Seller shall be responsible for and pay all applicable sales, stamp, transfer, documentary, use, registration, filing and other taxes and fees (including any penalties and interest) that may become due or payable in connection with this Agreement and the transactions contemplated hereby.  Seller shall pay, when due, all obligations (including obligations to suppliers, employees and contractors) relating to the Drilling Business conducted by it prior to Closing as well as all obligations relating to its performance of any drilling contract pursuant to the terms of this Agreement.

(c)           Transfer and Liability.

(i)            Prior to or at the beginning of the Review Period, Seller shall provide Purchaser with a complete list of Seller’s employees assigned to Seller’s Drilling Business (“Employees”), along with a schedule of wages/salaries, benefits, seniority, job titles and job descriptions.  Such schedule shall be added to this Agreement as Schedule 11(c) at the time it is provided to Purchaser.  Purchaser agrees that it shall offer employment to substantially all of the Employees on substantially similar terms as such employees received from Seller (other than those employees listed in bold type on Schedule 11(c), which may not be hired by Purchaser); provided that Purchaser shall have sole discretion whether or not to hire an Employee.  Subject to the limitations set forth in Section 8(a) of this Agreement, Purchaser shall have the right to interview all of the Employees during the Review Period. If Purchaser elects to hire an Employee (each, a “Hired Employee”), Purchaser shall enroll such Hired Employee in Purchaser’s “group health plan(s)” if such Hired Employee is otherwise eligible for Purchaser’s “group health plan(s)” considering that Purchaser’s Plan provides for coverage on the first of the month after three months of employment and that Purchaser shall credit the Hired Employee’s most recent period of employment with Seller for this purpose.  Seller agrees to cooperate and not to interfere with such Employee becoming an employee of Purchaser.  Seller shall not retain or assume any Seller Benefit Plan and/or any and all liabilities and obligations associated with each such Seller Benefit Plan and Purchaser shall not assume, or be liable for, any obligations under, any such Seller Benefit Plan.  Seller shall be solely responsible for any salary, wages, bonuses, commissions, accrued vacation time, sick leave time, profit sharing or pension benefits and any other compensation or benefits as well as any actions or causes of action including, but not limited to, unemployment compensation claims and workers’ compensation claims which may be asserted by and determined by a court or appropriate agency ruling to be due to any of its employees which are not hired by Purchaser or by any of its employees which are hired by Purchaser if the claims of such hired employee relate to or arise from employment with Seller prior to the Closing or termination of employment by Seller.

(ii)           In the event that any employee or dependent of an employee of Seller or its Commonly Controlled Entities experiences a “qualifying event” as a result of the transactions contemplated by this Agreement, and such employee is a Hired Employee, Seller shall have and shall discharge, to the extent such Hired Employee is not enrolled in a group health plan(s) maintained by Purchaser or its Commonly Controlled Entities pursuant to Section 11(c)(i), the obligation to make COBRA continuation coverage available to all such “qualified beneficiaries,” as described in Part 6 of Title I of ERISA and in Section 4980B of the Internal Revenue Code of 1986 (the “COBRA Continuation Requirements”).  Further, in the event that any employee or dependent of an employee of Seller or its Commonly Controlled Entities experiences a “qualifying event” as a result of the transactions contemplated by this Agreement, and such employee or dependent of an employee is not a Hired Employee, Seller shall comply with the COBRA Continuation Requirement with respect to such employee or dependent of an employee.

(d)           Public Disclosure; No Trading in Stock.  For all periods prior to and after the Closing Date, Seller, Stockholders and the Purchaser agree to keep the existence of this Agreement and the terms thereof confidential and only to disclose the existence of this Agreement and its terms on an as needed basis.  Seller and Stockholders recognize and acknowledge that Purchaser’s parent entity, Pioneer Drilling Company, is a publicly traded company, and agrees that the transaction contemplated by this Agreement, or any non-public material information regarding Pioneer Drilling Company which may be disclosed to Seller and Stockholders, will not be publicly disclosed, nor facts relating thereto in any manner disseminated by them to any third party, without Pioneer Drilling Company’s prior written consent.  Further, Stockholders agree not to, and shall cause Seller not to, trade in any securities of Pioneer Drilling Company during the pendency of this Agreement and the transaction contemplated hereby, whether in a public or private transaction(s), or thereafter, so long as Seller or Stockholders are in possession of any material, non-public information regarding Pioneer Drilling Company.  Seller and Stockholders acknowledge and understand that any breach of the terms of this paragraph may result in its violation of applicable securities laws.

(e)           Further Consents and Conveyances. After the Closing Date, Seller and Stockholders shall, without further cost or expense to Purchaser, execute and deliver to Purchaser such additional instruments of conveyance, and take such other and further actions as Purchaser might reasonably request to more completely sell, transfer, and assign to Purchaser the Assets.  In addition, to the extent that any consent or approval was not obtained prior to Closing and Purchaser nevertheless elected to proceed with Closing, Seller shall continue to use its best efforts to obtain from such person or persons any such consents or approvals.

(f)            Books and Records. In the event that an audit is required in order for Purchaser to comply with the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934 or the rules and regulations promulgated thereunder, or otherwise to meet the requirements of the United States Securities and Exchange Commission during the two-year period following the Closing Date, Purchaser shall have the right to conduct an audit of Seller’s Drilling Business operations, in which event Seller shall fully cooperate with Purchaser and allow access to such books and records as is necessary to conduct such audit, but at no expense to Seller; provided that such audit shall be conducted by an independent accounting firm reasonable acceptable to Purchaser. As such, the books and records of Seller relating to Seller’s Drilling Business shall be maintained by Seller for a period of two (2) years from the date of the Closing Date. Seller and Stockholders agree that they will cause the Seller or the Seller’s agents, including its accountants, to take all measures reasonably necessary to facilitate the completion of such audit within the time period allowed under the Exchange Act or other applicable securities laws or regulations.

(g)           Non-Competition; Non-Solicitation.  Seller agrees that for a period of five (5) years from the Closing, it will not, directly or indirectly, engage in the contract drilling business anywhere in the States of Texas, North Dakota, Montana, Utah, Wyoming or Colorado, whether as an investor, owner, employee, partner, shareholder, lender, consultant or in any other capacity whatsoever.  In addition, for a period of five (5) years from the Closing, Seller covenants and agrees that it will not, directly or indirectly, entice or encourage any customer, supplier, employee or independent contractor of Seller, the Purchaser or Pioneer Drilling Company to terminate or modify his or her employment or other contractual or business relationship with the Purchaser or Pioneer Drilling Company, provide any assistance to any third party with respect to the employment of any Purchaser or Pioneer Drilling Company employee or independent contractor in the contract drilling industry; or hire (whether through any affiliate, business entity in which he or any member of his immediate family has any ownership interest) or otherwise employ or contract with any of Purchaser’s or Pioneer Drilling Company’s employees or independent contractors in the contract drilling industry.  Notwithstanding the forgoing, Seller shall be permitted to own an amount not exceeding one percent (1%) of the outstanding common stock of a publicly traded company that engages in the contract drilling business without violating the provisions contained in this Section 11(g).

(h)           Confidentiality.

(i)            For the purposes of this paragraph, “Confidential Information” means all information, written or oral, in whatever form, provided to a party by a disclosing party about such disclosing party, except to the extent any such information may be available to the other party through means which do not violate the rights of the disclosing party.  Upon the termination of this Agreement without Closing the contemplated transactions, each party shall return to the other party all Confidential Information, including all copies provided to it by the other party; provided, however, that after the Closing Date, the information provided by the Seller to the Purchaser with relates to the Drilling Business after the Closing (as opposed to information which is historical or only relevant to periods prior to the Closing) shall belong exclusively to the Purchaser, shall become Purchaser’s confidential Information, and Purchaser shall be deemed the disclosing party with respect to such information.

(ii)           Each party agrees that (except as may be required by law) they shall not disclose or use, and they will cause their officers, directors, employees, representatives, agents, and advisors not to disclose to any third party or use, any Confidential Information with respect to the disclosing party, furnished, or to be furnished by a disclosing party or any of its officers, directors, employees, representatives, agents or advisors to it in connection herewith at any time or in any manner and will not use such information other than in connection with its evaluation of the proposed transactions contemplated hereunder.

(iii)          Furthermore, prior to Closing, no party will disclose the existence or terms of this Agreement or of any other documents or conversations among the parties hereto related to the transaction contemplated herein to any third party (except as may be required by law and except as otherwise permitted herein) including, without limitation, the fact that either party is exploring or negotiating the transaction contemplated herein without the prior written consent of the other party or parties, and to the extent of any such disclosure, the recipient of such information must agree to the confidentiality provisions contained herein; provided, however, that if the existence or terms of this Agreement become generally known in the drilling industry such that Purchaser, upon the advice of counsel is required to make a public announcement regarding the existence or terms of this Agreement in order to comply with the securities laws, then Purchaser shall have the right to make such a public announcement upon one (1) day’s notice to Seller and Stockholders, which notice may be in oral or written form.  It is acknowledged that prior to the execution of this Agreement, there has been some discussions within the industry of the possibility of this transaction.  After the Closing, both parties may disclose to others, the existence and terms of the transactions contemplated by this Agreement, however, only the Purchaser shall be permitted to make a public announcement (to news and industry publications) regarding the transactions contemplated by this Agreement.  It is expressly understood that Purchaser may disclose the existence of this Agreement and information provided by Seller and Stockholders to Purchaser pursuant to this Agreement, to persons and entities who request such information incident to providing or seeking to provide debt or equity financing to the Purchaser, provided that such persons or entities agree in writing to keep such information confidential.

(iv)          Notwithstanding anything to the contrary contained in this Agreement, Purchaser acknowledges and agrees that for all purposes related to the foregoing disclosure prohibitions, “third parties” shall include any officers, directors, employees, representatives, agents or advisors of Seller.  However, “third parties” do not include Stockholders and Seller’s lawyers and accountants, nor during the Review Period only, does it include directors, agents, advisors, employees, officers and representatives of Seller.

(v)           Mutual Benefit. Seller and Purchaser acknowledge and agree that they will benefit directly from the sale of the Assets, and that the parties would not enter into this Agreement and purchase the Assets without the agreements set forth in Sections 11(g) and (h) above as the same are necessary to protect the goodwill associated with Seller’s Drilling Business.  Therefore, Seller and Purchaser agree that in the event of a breach of the covenants contained in Sections 11(g) and (h) above, the non-breaching party shall suffer material and irreparable harm, and any remedy at law for such breach will be inadequate and that the non-breaching party or its successors or assigns may seek injunctive relief or specific performance of its rights therein described without any requirement of posting a bond; provided, however, that they shall not be limited to the remedy of injunctive relief or specific performance in the event of a breach, but may seek any other remedies available to them at law or at equity, including the recovery of attorney’s fees.

(i)            Interim Financial Statements.  Within fourteen (14) days of the date of this Agreement, Seller shall deliver to Purchaser a balance sheet and income statement for the 9-month period ending September 30, 2004 (the “Interim Financial Statements”).

(j)            Rig Refurbishment.  Purchaser, Seller and the Stockholders acknowledge and agree that the derrick and carrier on Rig No. 77 is being refurbished by Seller and that the refurbishment on such derrick or carrier may not be fully completed prior to Closing.  In the event such derrick and carrier has not been fully refurbished at or prior to Closing, Seller agrees that all costs and expenses necessary to refurbish the derrick and carrier on Rig No. 77 shall be the sole and exclusive responsibility and obligation of Seller.

12.           Allocation of Proceeds from Drilling Contracts.  Seller and Purchaser shall allocate any proceeds received after Closing with respect to a dayrate Drilling Contract based on the number of days of work completed on such Drilling Contract up to the day of Closing and the number of days of work completed on such Drilling Contract on the day of and after Closing.  Seller shall receive the portion of revenue attributable to the days of work completed up to the day of Closing and Purchaser shall receive the portion of revenue attributable to the days of work completed on the day of and after Closing.  With respect to any multiple well footage or turnkey drilling contract assumed by the Purchaser, Seller shall receive that portion of the proceeds which relates to wells drilled by the Seller, and the Purchaser shall receive that portion of the proceeds which relates to the drilling of wells by the Purchaser.

13.           Indemnification.

(a)           Indemnification of the Parties.  Each party, whether the Seller and Stockholders on the one hand, who shall be jointly and severally responsible for the indemnification obligations as provided herein, or the Purchaser (“Indemnifying Party”), shall defend (with counsel reasonably acceptable to the Indemnified Party), indemnify and hold harmless the other party, its directors, officers, employees, partners and shareholders, and its successors and assigns (the “Indemnified Parties”) from and against any and all costs, losses, claims, liabilities, fines, expenses, penalties, and damages (including, without limitation, interest, reasonable legal and accounting fees, court costs and fees and costs on appeal, costs of arbitration and disbursements of counsel) (“Damages”) reasonably incurred by an Indemnified Party as a proximate result of:

(i)            Any breach, violation, misrepresentation, failure to satisfy, or other default in any respect of any warranty, covenant or representation provided by the Indemnifying Party in this Agreement or in any other agreement, document, instrument, schedule, exhibit or certificate executed and delivered pursuant hereto.

(ii)           With regard to the Seller as Indemnifying Party, any liability, claim, demand, judgment or expense arising out of (A) the ownership, use or operation of the Assets or the Drilling Business, including, without limitation, the violation of any law, rule or regulation, and including any liability arising out of or attributable to acts or omissions with respect to the Drilling Contracts and the Ancillary Agreements, arising out of occurrences, acts or omissions prior to the Closing Date; and (B) any item disclosed on Schedules 6(f), 6(m) and 6(o).

(iii)          With regard to the Purchaser as Indemnifying Party, any liability, claim, demand, judgment or expense arising out of the ownership, use or operation of the Assets, including, without limitation, the violation of any law, rule or regulation, and including any liability arising out of or attributable to acts or omissions with respect to the Drilling Contracts and the Ancillary Agreements, arising out of occurrences, acts or omissions after the Closing Date.

(iv)          The presence, management, production, refinement, manufacture, processing, distribution, use, treatment, sale, storage, disposal, transportation or handling, or the emission, discharge, release, or threatened release of any hazardous substances caused or suffered by the Indemnifying Party; any death, personal injury or property damage (real or personal) arising out of or related to such hazardous substances; any action, suit, proceeding or investigation brought or threatened, settlement reached or governmental order relating to such hazardous substances; and any violation of any law by the Indemnifying Party or its officers, directors, agents, employees or representatives.

(b)           Claims for Indemnification.  The Indemnified Parties shall give written notice to the Indemnifying Party of an event giving rise to the obligation to indemnify, allow the Indemnifying Party to assume and conduct the defense of the claim or action, and shall cooperate with the Indemnifying Party in the defense thereof. An Indemnified Party shall not enter into a settlement of any claim or action subject to indemnification without the consent of the Indemnifying Party, which consent shall not unreasonably be withheld, delayed or conditional.

14.           Survival of Covenants, Representations and Warranties.  The representations, warranties, covenants and agreements (including indemnification obligations) set forth herein shall survive the Closing until the expiration of the applicable statute of limitations.

15.           Termination and Effect of Termination.

(a)           Termination.  This Agreement may, by notice given prior to or at the Closing, be terminated:

(i)            by either party if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or cured to the reasonable satisfaction of the non-breaching party, after the receipt of written notice of such breach and a ten (10) day opportunity to cure;

(ii)           by Purchaser if any of the material conditions under Section 9 hereof have not been satisfied as of the Closing Date, or if satisfaction of such a material condition is or becomes impossible (other than the willful and intentional failure of Purchaser to comply with its obligation under this Agreement), and Purchaser has not waived such condition on or before the Closing Date;

(iii)          by Seller, if any of the material conditions in Section 10 hereof have not been satisfied as of the Closing Date, or if satisfaction of such a material condition is or becomes impossible (other than the willful and intentional failure of Seller to comply with its obligation under this Agreement), and Seller has not waived such condition on or before the Closing Date;

(iv)          by mutual consent of the Purchaser and Seller; or

(v)           by either the Purchaser or Seller if the Closing has not occurred (other than through the willful and intentional failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 15, 2004, or such later date as the parties may agree upon.

(b)           Effect of Termination.  Each party’s right of termination under this Section 15 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Sections 15(a)(ii)-(vi), all further obligations of the parties under this Agreement will terminate, save and except confidentiality obligations under Section 11(h); provided, however, that if this Agreement is terminated by a party pursuant to Section 15(a)(i) because of a material breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies shall survive such termination unimpaired.

16.           Specific Performance; Remedies.  Each of the parties hereby agrees that the transactions contemplated by this Agreement are unique, and that each party shall have, in addition to any other legal or equitable remedy available to it, the right to enforce this Agreement by decree of specific performance.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding in addition to any other remedies to which it, he or they may be entitled at law or equity.  The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law.

17.           Miscellaneous.

(a)           Entire Agreement and Amendment.  This Agreement and the attached exhibits, schedules and other documents delivered hereunder contain the entire agreement between the parties with respect to the matters described herein and are a completely integrated and exclusive statement as to the terms thereof and supersede all previous agreements. This Agreement may not be altered or modified except by a writing signed by the parties hereto.

(b)           Notices. Any notice, demand or other writing of any kind whatsoever which may or shall be given pursuant to this Agreement shall be deemed given if personally delivered or on the third succeeding business day after being mailed by registered or certified mail, postage prepaid and return receipt requested, addressed as follows (or at such address as shall be specified by notice given hereunder):

If to Seller and/or

the Stockholders:

Robert Mau

Robert S. Blackford

23 West Division St.

Kenmare, North Dakota 58746

with copy to:

McGee, Hankla, Backes & Dobrovolny, P.C.

Attention:  Jon W. Backes, Esq.

P. O. Box 998

Minot, North Dakota   58702-0998

If to Purchaser:	Pioneer Drilling Services, Ltd.
Attention: Wm. Stacy Locke
9310 Broadway, Building 1
San Antonio, Texas 78217

with copy to:	Cox Smith Matthews Incorporated
Attention: Daniel M. Elder
112 E. Pecan, Suite 1800
San Antonio, Texas 78205

(c)           Headings. The background section and all Section and paragraph headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)           Assignment. No party shall assign, transfer, pledge, hypothecate or encumber this Agreement, or any interest herein or hereunder, without the prior written consent of the other party.

(e)           Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)            Parties in Interest. This Agreement shall inure to the benefit of, and be binding upon, the parties named herein and their respective heirs, beneficiaries, legal representatives, successors and assigns, provided that any assignment of this Agreement or the rights hereunder by any party hereto, except as permitted hereunder, without the written consent of the other, shall be void.

(g)           Waiver. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not be deemed a continuing waiver of that provision or a waiver of any other provision of this Agreement and shall in no way affect the full right to require such performance from the other party at any time thereafter.

(h)           Payment of Expenses. Except as specifically described herein, each of the parties shall pay all of the costs which each incurs incident to the preparation, execution and delivery of this Agreement and the performance of the obligations hereunder, including, without limitation, the fees and disbursements of counsel, accountants and consultants, whether or not the transactions contemplated by this Agreement shall be consummated.

(i)            Invalidity. The invalidity of any provision of this Agreement shall not affect the validity of the remainder of any such provision or the remaining provisions of this Agreement.

(j)            Severability. This Agreement and the transactions contemplated herein constitute one sale and shall not be divisible in any manner. A breach of any portion of this Agreement shall be deemed a breach of the whole Agreement.

(k)           Governing Law and Choice of Forum.  Texas law shall govern the construction and enforceability of this Agreement.  Any and all actions concerning any dispute arising hereunder shall be filed and maintained only in a court sitting in either Minot, Ward County, North Dakota or San Antonio, Bexar County, Texas and all parties expressly consent to the jurisdiction of such courts.  If Purchaser is the plaintiff in any dispute arising hereunder, the exclusive venue for resolution of such dispute shall take place in Minot, Ward County, North Dakota.  If Seller and the Stockholders, or any of them, are the plaintiffs in any dispute arising hereunder, the exclusive venue for resolution of such dispute shall take place in San Antonio, Bexar County, Texas.  Notwithstanding the foregoing, in the event that a claim is filed by one party, the appropriate venue for that claim shall also be the appropriate venue for any counterclaim brought by the other party.  This Agreement is made and performable in Bexar County Texas.

(l)            Further Assurances.  Seller and Purchaser each agree that they shall execute and deliver any and all additional writings, instruments and other documents contemplated hereby or referred to herein and shall take such further action as shall be reasonably required in order to effectuate the terms and conditions of this Agreement.

(m)          Tax Matters.   Seller and Purchaser agree to utilize the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SELLER:

WOLVERINE DRILLING, INC.
a North Dakota corporation

By:	/s/ Robert S. Blackford
Robert S. Blackford, President

STOCKHOLDERS:

/s/ Robert Mau
Robert Mau

/s/ Robert S. Blackford
Robert S. Blackford

PURCHASER:

PIONEER DRILLING SERVICES, LTD.
a Texas limited partnership
By: PDC Mgmt. Co., its sole general partner

By:	/s/ Wm. Stacy Locke
Wm. Stacy Locke, President

EXHIBIT A

FORM OF DAYWORK CONTRACT

(see document attached hereto)

EXHIBIT B

FORM OF BILL OF SALE, ASSIGNMENT

AND ASSUMPTION AGREEMENT

(see document attached hereto)

EXHIBIT C

FORM OF EMPLOYMENT AGREEMENT

(see document attached hereto)

EXHIBIT D-1

FORM OF BLACKFORD NON-COMPETITION AGREEMENT

(see document attached hereto)

EXHIBIT D-2

FORM OF MAU NON-COMPETITION AGREEMENT

(see document attached hereto)

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Daywork Contract
Exhibit B	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit C	Form of Employment Agreement
Exhibit D-1	Form of Robert S. Blackford Non-Competition Agreement
Exhibit D-2	Form of Robert Mau Non-Competition Agreement

Schedule 1(a)	Assets
Exhibit A to Schedule 1(a) – Description of Rigs
Exhibit B to Schedule 1(a) – Vehicles
Exhibit C to Schedule 1(a) – Yard Equipment
Schedule 1(b)	Office Equipment
Schedule 1(c)	Support Agreements
Schedule 1(d)	Drilling Contracts
Schedule 1(e)	Ancillary Agreements
Schedule 1(h)	Excluded Assets
Schedule 5	Real Property Description
Schedule 6(d)	Existing Liens
Schedule 6(e)	No Litigation
Schedule 6(f)	Brokers
Schedule 6(g)	Required Consents
Schedule 6(i)	Permits and Approvals
Schedule 6(m)	Insurance Policies
Schedule 6(n)	Employee Benefit Plans
Schedule 6(o)	Labor Matters
Schedule 6(q)	Financial Matters
Schedule 6(r)	Absence of Certain Changes
Schedule 11(c)	Employees

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale, Assignment and Assumption Agreement (this “Agreement”) is made this       day of               , 2004 (the “Effective Date”), by and between Pioneer Drilling Services, Ltd., a Texas limited partnership (“Purchaser”), and Wolverine Drilling, Inc., a            corporation (the “Seller”).

RECITALS

WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of November      , 2004 (the “Purchase Agreement”), by and among the Seller, and Robert Mau and Robert S. Blackford, being all of the stockholders of Seller (together, the “Stockholders”) and Purchaser, Seller has agreed to sell, transfer and assign to Purchaser all of the assets of Seller used in connection with Seller’s Drilling Business on the terms of, and subject to the conditions set forth in, the Purchase Agreement; and

WHEREAS, capitalized terms used, but not defined, herein shall have the meanings ascribed thereto in the Purchase Agreement.

NOW, THEREFORE, in consideration of the promises and the payment by Purchaser of the Purchase Price to Seller and the assumption of certain obligations of Seller by Purchaser, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.             Transfer of Assets.  Seller hereby sells, transfers and assigns to Purchaser and Purchaser hereby purchases and acquires from Seller as of the Effective Time, all right, title, interest and benefit in and to all of the assets, properties, and rights used in connection with the operation of the Drilling Business, all of which are described below, free and clear and expressly excluding all Liens:

(a)           All of Seller’s assets described on Exhibits A, B and C to Schedule 1(a) to the Purchase Agreement which pertain to or support the Drilling Business of Seller, including the Rigs, the Vehicles and the Yard Equipment;

(b)           Seller’s Office Equipment, the material items of which are described on Schedule 1(b) to the Purchase Agreement;

(c)           The Support Agreements, the material items of which are described on Schedule 1(c) to the Purchase Agreement;

(d)           The Drilling Contracts set forth on Schedule 1(d) to the Purchase Agreement;

(e)           The Ancillary Agreements set forth on Schedule 1(e) to the Purchase Agreement;

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(f)            All personal property acquired after the date of the Purchase Agreement but prior to the Closing Date by Seller used in Seller’s Drilling Business;

(g)           All of Seller’s assumed names, trade names, service marks, trademarks, patents, trade secrets, copyrights and other intellectual property rights, whether registered or unregistered including, but not limited to, the name “Wolverine Drilling, Inc.” or “Wolverine Drilling.”

2.             Excluded Assets.  Notwithstanding Section 1 hereof, the term “Assets” does not include, and Seller is not selling to Purchaser, (i) any cash or cash equivalents, deposits and accounts receivable, (ii) any interests of Seller in oil and gas properties, any other property or assets of Seller not used in the operation of Seller’s Drilling Business, (iii) any asset (including any contract or agreement) not otherwise included in the definition of the term “Assets”, (iv) Seller’s minute books and governance documents, tax returns and historical financial statements, (v) any other books and records of the Seller that relate to the Seller’s Drilling Business (to the extent such other books and records are not Business Records), (vi) any assets that Seller is otherwise required by law to retain and (vii) those assets described on Schedule 1(h) of the Purchase Agreement (collectively, the “Excluded Assets”).

TO HAVE AND TO HOLD the Assets unto Purchaser and its successors and assigns, to and for its or their use forever.

Seller represents and warrants that Seller is the true and lawful owner of the Assets and that Seller has an unrestricted and lawful right to sell and convey the same to Purchaser.

And Seller does hereby warrant, covenant, and agree that Seller:

(i)            is authorized to enter into this Bill of Sale, Assignment and Assumption Agreement and perform its obligations hereunder;

(ii)           will warrant and defend Purchaser’s rights and title in and to the Assets against each and every person or persons whomsoever claiming or who may claim against any or all of the Assets;

(iii)          has, and does hereby convey to Purchaser, good, indefeasible and marketable title in and to the Assets, free and clear of all Liens other than the Prorated Taxes not yet due and payable; and

(iv)          will take all steps necessary to put Purchaser, its successors and assigns, in actual possession and operating control of the Assets.

Seller hereby authorizes Purchaser to take any appropriate action in connection with any of the Assets, in the name of Seller, its own and/or any other name.

3.             Assumption of Liabilities.  Except for (i) the obligations and liabilities which relate to periods after the Closing Date under the Drilling Contracts and the Ancillary Agreements and which, pursuant to Sections 1(d) and 1(e) of the Purchase Agreement which are

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assumed by Purchaser, and (ii) property taxes relating to the Assets for the year in which the Closing occurs, after taking into account appropriate prorations thereof as provided in Section 11(a) of the Purchase Agreement, Purchaser does not assume or agree to assume or to be responsible for any obligation or liability of Seller whatsoever, whether liquidated or unliquidated, known or unknown, actual or inchoate, accrued, contingent or otherwise, and whether arising from facts existing or events occurring prior to, at, or after the Effective Time.

4.             Further Assurances.  Seller shall execute and deliver to Purchaser such further documents and instruments, if any, and take such other action, that may be reasonably requested by Purchaser to evidence this conveyance, transfer and assignment of the Assets.

5.             Assignment Without Consent.  Nothing in this Agreement shall be construed as an attempt to assign any leasehold or contract rights without the consent of the other party thereto if the attempted assignment thereof without such consent would constitute a breach thereof or adversely affect the rights of the parties thereunder.  If any such consent is not obtained prior to the date hereof, Seller agrees to cooperate with Purchaser in effecting appropriate arrangements designed to obtain such consent or assure that Purchaser will receive the benefits of the leaseholder and contract rights.

6.             Inurement.  The conveyance, assignment and transfer herein shall be effective as of the date hereof, and shall inure to the benefit of and be binding upon the parties hereto and their successors or permitted assigns.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SELLER:

WOLVERINE DRILLING, INC.,
a North Dakota corporation

By:
Name:
Title:

PURCHASER:

PIONEER DRILLING SERVICES, LTD.,
a Texas limited partnership

By:	PDC MGMT. CO., its sole general partner

By:
William Stacy Locke, President

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EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of              2004, by and between Pioneer Drilling Services, Ltd. (the “Company”) and Robert S. Blackford (“Blackford”). Capitalized terms not expressly defined in this Agreement shall have the same meanings ascribed to them in that certain Asset Purchase Agreement dated November     , 2004, by and among the Company, Wolverine Drilling, Inc., a North Dakota corporation (the “Seller”), and Blackford and Robert Mau, being all of the shareholders of Seller (the “Asset Purchase Agreement”).

ARTICLE 1

EMPLOYMENT TERM

The Company employs Blackford, and Blackford accepts employment with and agrees to serve the Company, upon the terms and conditions hereinafter set forth, for the two (2) year period beginning with the Effective Date (the “Employment Term”), subject to earlier termination as set forth herein. Blackford acknowledges that nothing contained in this Agreement, including the stock options described below, gives Blackford the right to continued employment beyond the Employment Term.

ARTICLE 2

DUTIES OF BLACKFORD

2.1           Assignment.  Blackford will serve the Company as the Division Manager of its North Dakota Division.  Blackford shall at all times be subject to the authority and direction of the President and Chief Executive Officer (“CEO”) and/or Chief Operating Officer (“COO”) of the Company.  Blackford shall perform such duties that are from time to time assigned to him by the CEO and/or CFO of the Company so long as they are consistent with his position in the Company.

2.2           Best Efforts.  Except as set forth in Section 2.3 below, as long as Blackford is employed by the Company, Blackford shall use his reasonable best efforts, skills and abilities and shall devote his full business and professional time to the performance of his duties hereunder.  Blackford shall not perform services of any kind as an employee, agent, owner, partner, consultant or otherwise to or for any other person, firm, partnership, joint venture or corporation, except as set forth in Section 2.3 below.

2.3           Daywork Contracts.  Pursuant to the Asset Purchase Agreement, if Seller contracts on a daywork basis one or more of the drilling rigs sold by Seller to the Company, Blackford may engage in the Drilling Business on behalf of Seller incident to completing the drilling contracts for which the rigs are contracted from the Company.

ARTICLE 3

COMPENSATION

3.1           Salary.  During the Employment Term, for every two weeks of employment, the Company shall pay Blackford a bi-weekly salary before taxes and other applicable withholdings of Five Thousand Seven Hundred Sixty-Nine Dollars and 23 cents ($5,769.23) (annualized salary of $150,000.00).

3.2           Vehicle.  In addition to the salary provided in Section 3.1, the Company shall pay Blackford a vehicle allowance of $1,000 per month.

3.3           Business Expenses.  The Company shall reimburse all reasonable travel and entertainment expenses incurred by Blackford in connection with the performance of his duties pursuant to this Agreement.  Blackford shall provide the Company with a written accounting of his expenses on an employee expense report form provided by the Company.

3.4           Employee Benefits.  During the Employment Term, Blackford shall be entitled to receive and/or participate in such benefits, including vacation, sick leave, health insurance, life insurance, disability insurance and retirement benefits as are made available to other managers of the Company; provided, however, Blackford shall receive at least 15 days paid vacation per year.  Disability insurance is available at Blackford’s expense.

3.5           Discretionary Incentive Bonus.  Blackford may from time to time be awarded a discretionary incentive bonus, as determined by the Board of Directors of the Company, during the Employment Term under this Agreement.

ARTICLE 4

STOCK OPTION

The Company agrees to grant Blackford, contemporaneously with the execution and delivery of this Agreement,  an option (the “Option”) to purchase fifty thousand (50,000) shares of the Common Stock of the Company’s parent entity, Pioneer Drilling Company (“Pioneer Drilling”), under the terms of Pioneer Drilling’s 2003 Employee Stock Option Plan (the “Option Plan”).  Such options are to be allocated between non-qualified and incentive stock options.  The Option shall be priced at the closing price of Pioneer Drilling’s stock on the date of grant.  Subject to the terms of the Option Plan and the option agreement(s), the Option shall vest 20% per year (10,000 shares per year) beginning one year after the date of grant and 10,000 shares of the Option shall become vested and exercisable on each subsequent anniversary of the grant of the Option until all 50,000 shares have vested.

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ARTICLE 5

TERMINATION; RESIGNATION; SEVERANCE

5.1           Termination.  Upon termination of this Agreement for any reason, the Company shall pay to Blackford any and all salary and accrued benefits due through the date of termination.  This Agreement may be terminated as follows:

(a)           Death.  In the event of Blackford’s death, this Agreement shall terminate immediately, without notice, on the date of Blackford’s death.

(b)           Disability.  In the event Blackford becomes physically or mentally disabled so that he is unable to perform the essential functions of his position, with reasonable accommodation, for a period of ninety (90) consecutive days, this Agreement shall terminate immediately, without notice; provided that, during such ninety (90) day period the Company shall remain obligated to pay Blackford’s salary during such 90 day period; provided that such salary payments shall first accrue against any unused sick pay and then against any unused vacation pay.

(c)           For Cause.

(i)            This Agreement may be terminated by the Company providing ten (10) days notice to Blackford that the Company is terminating the Agreement for Cause (as hereinafter defined) at any time during his employment.  In lieu of providing such notice, the Company may elect to provide Blackford with ten (10) days pay in lieu of notice.

(ii)           For purposes of this Agreement, “Cause” shall be defined as follows:  (i) commission of any act or omission constituting fraud; (ii) indictment of a felony or misdemeanor involving moral turpitude; (iii) any act of fraud, embezzlement or theft of the Company property or funds;  (iv) the engaging by Blackford in conduct which is deliberately or intentionally injurious to the Company; (v) any material breach of the provisions of this Agreement (or the Non-Competition Agreement, stock option agreement(s) or any other agreement between the Company and/or Blackford relating to his employment) or (vi) failure to carry out the duties prescribed by the Company from time to time; provided, however, that Blackford has received written notice of his failure to carry out such duties and has failed to cure such failure within ten (10) days of receipt of such notice,  provided that the Company shall not be obligated to provide such notice and opportunity to cure, if the Company has previously notified Blackford in writing of the same type of breach of this Agreement, or the Company has otherwise, in aggregate, notified Blackford three previous times regarding a specific breach of this Agreement.  Without limiting the generality of foregoing, the term “Cause” shall also include any breach or affirmative acts which are reasonably believed to be a threatened breach of any of the provisions of Article 6 or the Non-Competition Agreement, or the assertion by Blackford in any judicial or other proceeding that the Non-Competition Agreement (or any provision thereof) is unenforceable or should be reformed.

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(d)           Without Cause.

(i)            This Agreement shall terminate upon the Company providing thirty (30) days written notice to Blackford that the Company is terminating the Agreement without Cause, at any time during his employment; provided, however, that the Company shall be required to pay severance in accordance with the severance provisions in Section 5.2.

(ii)           Any termination of this Agreement by the Company which is not for Cause, or which does not result from the death of Blackford, or the disability of Blackford, shall be deemed to be a termination without Cause.  Further, in the event that the Company communicates a notice of termination for Cause, and an arbitrator determines that no Cause exists or existed for the notice of termination for Cause to be communicated by the Company to Blackford, then such notice shall be deemed to have been a communication of a notice of termination without Cause, as appropriate, for all purposes under this Agreement.

(e)           Good Reason. Blackford shall have the right to terminate this Agreement (i) for any breach of this Agreement by the Company which shall include but not be limited to materially changing the duties assigned to Blackford beyond those contemplated in Section 2.1 or failing to pay the compensation or provide the benefits provided in Article 3 of this Agreement; provided, that the Company shall be furnished ten (10) days notice of such breach and an opportunity to cure such breach or (ii) upon Blackford’s reassignment or relocation from Kenmare, North Dakota (any such termination pursuant to this Section 5(d)(ii) shall constitute a termination for “Good Reason”).

(f)            Termination by Blackford; Company Termination.  This Agreement shall terminate upon Blackford providing ninety (90) days prior written notice that Blackford intends to terminate the Agreement without Cause upon the expiration of such ninety (90) day period at any time after the sixth month anniversary of the date hereof.  In the event Blackford provides notice to the Company of his intent to terminate his employment with the Company pursuant to this Section 5.1(f), the Company shall have the right to immediately terminate this Agreement and the Company shall have no obligation to make any severance payments as provided in Section 5.2.

5.2           Severance.  Upon termination by the Company without Cause, as provided in Section 5.1(d), or termination by Blackford with Good Reason, as provided in Section 5.1(e), if such termination occurs during the initial Employment Term (i.e. the two year period commencing on the date hereof and ending on the day immediately preceding the second anniversary of such date), the Company shall pay to Blackford, as severance pay (“Severance Pay”), the total remaining salary due Blackford for the entire remaining initial Employment Term (i.e. the remaining portion of the salary owed to Blackford for the initial two year term commencing on the date hereof and ending on the second anniversary of such date).  The Severance Pay shall be paid to Blackford in one lump sum payment within thirty (30) days following such termination.  The Severance Pay specified in this Section 5.2 shall be in addition to the payment of any and all unpaid salary due

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Blackford through the date of termination.

ARTICLE 6

CONFIDENTIALITY; NON-COMPETITION AGREEMENT

6.1           Confidentiality.  Blackford acknowledges that during his employment with Seller and his employment with the Company, Seller and the Company have disclosed, and will continue to disclose, to him the confidential affairs and proprietary information of the Company and its subsidiaries and affiliates, which is developed by and belongs to the Company and its subsidiaries and affiliates including, without limitation, the following information (collectively, the “Confidential Matters”):  (i) any and all trade secrets concerning the business and affairs of the Company and its subsidiaries and affiliates including, without limitation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, acquisition opportunities, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other information, however documented, of the Company and its subsidiaries and affiliates that is a trade secret, (ii) any and all information concerning the business and affairs of the Company and its subsidiaries and affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company and its subsidiaries and affiliates or containing or based, in whole or in part, on any information included in the foregoing.  Blackford further acknowledges and agrees that he would be unable to perform his duties and responsibilities for the Company but for the Company’s disclosure of the Confidential Matters and that the Company would not enter into this Agreement, the transactions contemplated by the Asset Purchase Agreement, hire Blackford as an employee of the Company or disclose any Confidential Matters to Blackford without the promises made by Blackford in this Section 6.1.  Finally, Blackford acknowledges and agrees that the Company used, and will continue to use, its own resources to provide training to Blackford that allows Blackford to perform his duties and responsibilities.

In light of the foregoing, Blackford agrees:

(a)           To keep secret all Confidential Matters of the Company and its subsidiaries and affiliates, and not to disclose it to anyone outside of the Company or its subsidiaries and affiliates, or otherwise use it or use his knowledge of it for his own benefit or for the benefit of any third party, whether Blackford has such information in his memory or

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embodied in writing or other physical form including, without limitation, use of the trade secrets, trade names or trademarks of the Company, either during or after the Employment Term, except with the Company’s prior written consent; and

(b)           To deliver promptly to the Company at the termination of the Employment Term, or at any time the Company may request, all memoranda, notices, records, reports and other documents (and all copies thereof) relating to the business of the Company or any of its affiliates including, but not limited to, Confidential Matters, which he may then possess or have under his control.

Notwithstanding any of the foregoing, the term “Confidential Matters” does not include information which is or becomes generally available to the public other than as a result of any disclosure by Blackford.  Further, the obligations of confidentiality contained herein shall not apply to the extent that Blackford is compelled to disclose such Confidential Matters by judicial or administrative process; provided, that in the case of any such requirement or purported requirement Blackford shall provide written notice to the Company prior to producing such information, which notice shall be given at least ten (10) days prior to producing such information, if practicable, so that the Company may seek a protective order or other appropriate remedy.

6.2           Non-Competition Agreement.  Blackford acknowledges that concurrent with the execution hereof, he will enter into a Non-Competition Agreement (the “Non-Competition Agreement”) which will, among other things, contain similar confidentiality provisions and certain restrictive covenants prohibiting Blackford from engaging in certain competitive activities (including, without limitation, solicitation of employees and customers).  A breach of the Non-Competition Agreement shall be deemed a breach of this Agreement. The Company and Blackford acknowledge and agree that the employment or solicitation of employees prohibited under the Non-Competition Agreement during the restriction period contained in the Non-Competition Agreement is prima facie evidence that Blackford is using Confidential Matters in violation of Section 6.1 and the burden of proof in any proceeding to restrict such activity shall be on Blackford to provide such activity did not result in the unauthorized use of the Confidential Matters.

ARTICLE 7

GENERAL PROVISIONS

7.1           Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

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7.2           Modifications of this Agreement.  No modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

7.3           Notices.  Any notice or request required or permitted under this Agreement shall be in writing and given or made personally or by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at its then principal place of business, or to Blackford at his address as shown on the Company’s books and records.

7.4           Severability of Clauses.  If any portion of this Agreement shall be held indefinite, invalid or otherwise legally ineffective, all other portions of this Agreement remain effective and binding and fully enforceable.

7.5           Headings.  The headings of subdivisions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.6           Assignment.  Blackford acknowledges that the services to be rendered by him under this Agreement are unique and personal.  Accordingly, Blackford may not assign any of his rights or delegate any of his duties or obligations under this Agreement.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

7.7           Applicable Law.  This Agreement is made and to be performed in the State of Texas and shall be construed and enforced in accordance with the laws of the State of Texas.

7.8           Arbitration. All disputes, controversies or claims that may arise among the parties hereto including, without limitation, any dispute, controversy or claim arising out of this Agreement, or any other document described or referred to herein, or the breach termination or invalidity thereof, shall be submitted to and determined by binding arbitration. Such arbitration shall be conducted pursuant to the rules of the American Arbitration Association then in effect.  The arbitration shall be conducted by a single neutral arbitrator and, unless otherwise agreed by all of the parties, shall be selected pursuant to such rules of the American Arbitration Association.  The prevailing party in any such arbitration shall be entitled to recover such party’s reasonable attorney’s fees, costs and expenses incurred in connection with the arbitration. Any award pursuant to such arbitration shall be final and binding upon the parties, and judgment on the award may be entered in any federal or state court having jurisdiction. Any such arbitration shall be conducted in either Minot, Ward County, North Dakota or San Antonio, Bexar County, Texas.  If the Company is the plaintiff in any arbitration, such arbitration shall take place in Minot, Ward County, North Dakota.  If Blackford is the plaintiff in any arbitration, the arbitration shall take place in San Antonio, Bexar County, Texas.  The above notwithstanding, in the event of any violation by Blackford of the covenants contained in this Agreement and/or in the Non-Competition Agreement, the Company shall have the right to seek injunctive relief and sue for damages in any court of competent jurisdiction, without the requirement of posting a bond.  Blackford agrees that any breach by him of the covenants contained in this Agreement

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and/or in the Non-Competition Agreement will result in irreparable harm to the Company and that money damages will not provide an adequate remedy to the Company.

7.9           Entire Agreement.  This Agreement shall constitute the entire agreement between the parties superseding all prior agreements and all other negotiations, letter of intent, memoranda of understandings, and representations (if any) made by and among such parties, and may not be modified or amended, and no waiver shall be effective, unless by written document signed by both parties hereto; provided, however, the parties acknowledge and agree that the provisions of the Asset Purchase Agreement and the Non-Competition Agreement (including without limitation, the non-competition and confidentiality provisions therein), shall remain in full force and effect and not be superceded or replaced by any of the provisions in this Agreement.  The Company and Blackford have each had an opportunity to consult with counsel of their choice regarding the terms and conditions of this Agreement, and each understands the consequences of entering into and complying with the terms and conditions of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

THE COMPANY:

PIONEER DRILLING SERVICES, LTD.
By:	PDC Mgmt. Co., its general partner

By:
Wm. Stacy Locke, President

EMPLOYEE:

Robert S. Blackford

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NONCOMPETITION AGREEMENT

This Non-Competition Agreement is dated as of            , 2004 (the “Agreement”), by and between Pioneer Drilling Services, Ltd., a Texas corporation (“Purchaser”), and Robert S. Blackford (“Shareholder”).

W I T N E S S E T H:

WHEREAS, Wolverine Drilling, Inc., a North Dakota corporation (“Seller”), Purchaser and Shareholder and Robert Mau, being all of the shareholders of Seller, have entered into that certain Asset Purchase Agreement dated November        , 2004 (the “Asset Purchase Agreement”), pursuant to which, among other things, Seller will sell substantially all of its assets to Purchaser (the “Transaction”);

WHEREAS, Shareholder is a shareholder, officer and director of Seller and will benefit from the Transaction;

WHEREAS, concurrently herewith, Shareholder is entering into an employment agreement (the “Employment Agreement”) with Purchaser whereby, among other things, he will perform certain services for Purchaser and its subsidiaries and affiliates; and

WHEREAS, Section 4(a)(x) of the Asset Purchase Agreement requires that Shareholder execute and deliver a non-competition agreement as a condition to the consummation of the Transactions;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, Purchaser and Shareholder agree as follows:

1.         Definitions.  Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Asset Purchase Agreement.

2.         Acknowledgments by Shareholder.  Shareholder understands, acknowledges and agrees that:

(a)           Shareholder has occupied a position of trust and confidence with Seller prior to the date hereof and that Seller, Purchaser and its subsidiaries and affiliates have disclosed, and will continue to disclose, to him the confidential affairs and proprietary information of Purchaser and its subsidiaries and affiliates, which is developed by, owned and belongs to Purchaser and its subsidiaries and affiliates including, without limitation, the following information (collectively, the “Confidential Matters”):  (i) any and all trade secrets concerning the business and affairs of Purchaser and its subsidiaries and affiliates including, without limitation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, acquisition opportunities, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), personnel training techniques and materials, and any other information, however documented, of Purchaser and its subsidiaries and affiliates that is a trade secret, (ii) any and all information concerning the business and affairs of Purchaser and its subsidiaries and affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, however documented and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for Purchaser and/or its subsidiaries and affiliates or containing or based, in whole or in part, on any information included in the foregoing.  Shareholder further acknowledges and agrees that he would be unable to perform his duties and responsibilities for Purchaser but for Purchaser’s disclosure of the Confidential Matters and that Purchaser would not enter into this Agreement, consummate the Transaction, hire Shareholder as an employee of Purchaser or disclose any Confidential Matters to Shareholder without the promises made by Shareholder in Sections 4 and 5.  Finally, Shareholder acknowledges and agrees that Purchaser will use its own resources to provide training to Shareholder that allows Shareholder to perform his duties and responsibilities.

(b)           Purchaser and its subsidiaries and affiliates are engaged in the land contract drilling business (the “Restricted Activities”);

(c)           the products and services of Purchaser are marketed, provided and sold to customers of Purchaser throughout Colorado, North Dakota, Montana, Utah and Wyoming (such states in which Purchaser currently conducts business, or will conduct business following the consummation of the Transaction, and such additional states in which Purchaser or its subsidiaries and affiliates hereinafter conducts business in which Shareholder is materially involved in such business, are hereinafter collectively referred to as the “Restricted Area”);

(d)           Purchaser and its subsidiaries and affiliates compete with other businesses that are or could be engaged in any of the Restricted Activities, and Purchaser is entering into the Transaction in connection with its growth strategy which Purchaser has explained in detail to Shareholder;

(e)           the covenants made by Shareholder in Sections 4 and 5 are a condition to Purchaser’s acquisition of substantially all of the assets of Seller as contemplated in the Asset Purchase Agreement;

(f)            the provisions of Sections 4 and 5 are reasonable and do not impose a greater restraint on Shareholder than is necessary to protect the goodwill or other business interests of Purchaser;

(g)           Purchaser and its subsidiaries and affiliates have a legitimate interest in protecting the confidentiality of Purchaser’s business secrets (including, without limitation, the Confidential Matters) and in restricting the use of that information;

(h)           the provisions set forth in Sections 4 and 5 are not oppressive to Shareholder, would not prevent Shareholder from obtaining other employment, and are not injurious to the public;

(i)            the Employment Agreement provides Shareholder with, and obligates Purchaser to provide, significantly greater benefits and consideration above what Shareholder would be entitled to as an at-will employee; and

(j)            Purchaser and its subsidiaries and affiliates would be irreparably damaged if Shareholder were to breach the covenants set forth in Sections 4 and 5.

3.         Consideration.  Shareholder is a shareholder of Seller and will receive a substantial financial benefit from the Transaction through his equity ownership of Seller and his employment by Purchaser after the Closing.  As additional consideration for the covenants contained herein, Purchaser shall pay to Shareholder an aggregate of $50,000 in cash at Closing.

4.         Confidentiality.

(a)           Shareholder acknowledges and agrees that all Confidential Matters known or obtained by Shareholder, whether before or after the date hereof, is the property of Purchaser and/or its subsidiaries and affiliates.  Further, Shareholder agrees:

(i)            to keep secret all Confidential Matters of Purchaser and its subsidiaries and affiliates, and not to disclose it to anyone outside of Purchaser or its subsidiaries and affiliates, or otherwise use it or use his knowledge of it for his own benefit or for the benefit of any third party, whether Shareholder has such information in his memory or embodied in writing or other physical form including, without limitation, use of the trade secrets, trade names or trademarks of Purchaser, except with Purchaser’s prior written consent; and

(ii)           to deliver promptly to Purchaser at the time of this Agreement or at any other time Purchaser may request (including, without limitation, Purchaser’s request upon termination of employment pursuant to the Employment Agreement), all memoranda, notices, records, reports and other documents (and all copies thereof) relating to the business of Purchaser or any of its subsidiaries and affiliates, including, but not limited to, Confidential Matters, which he may then possess or have under his control.

(b)           Notwithstanding any of the foregoing, the term “Confidential Matters” does not include information which is or becomes generally available to the public other than as a result of any disclosure by Shareholder.  Further, the obligations of confidentiality contained herein shall not apply to the extent that Shareholder is compelled to disclose such Confidential Matters by judicial or administrative process; provided, that in the case of any such requirement or purported requirement Shareholder shall provide written notice to Purchaser prior to producing such information, which notice shall be given at least ten (10) days prior to producing such information, if practicable, so that Purchaser may seek a protective order or other appropriate remedy.

(c)           Purchaser and Shareholder acknowledge and agree that the employment or solicitation of employees or the solicitation of customers prohibited under Section 5(a) during the Restriction Period is prima facie evidence that Shareholder is using Confidential Matters in violation of this Section 4 and the burden of proof in any proceeding to restrict such activity shall be on Shareholder to provide such activity did not result in the unauthorized use of the Confidential Matters.

5.         Non-Competition, Etc.

(a)           As an inducement for Purchaser to enter into the Purchase Agreement and the Employment Agreement and for Purchaser to fulfill its obligations under both agreements, for the consideration recited herein and for additional consideration, the receipt and sufficiency of which are hereby acknowledged, Shareholder agrees that for a period commencing on the Closing Date and ending on the day immediately preceding the five (5) year anniversary of the Closing Date (the “Restriction Period”):

(i)            Shareholder shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, consult with or in any manner connected with, lend Shareholder’s name or any similar name to, lend Shareholder’s credit to, or render services or advice to, any business which is conducting any business which is engaged or plans to engage in any of the Restricted Activities in the Restricted Area.  Notwithstanding the foregoing, Shareholder may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without other participation in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.  Shareholder agrees that this covenant is reasonable with respect to its duration, geographical area and scope of activity to be restrained.

(ii)           Shareholder shall not, directly or indirectly, either for himself or any other person, (A) induce or attempt to induce any employee of Purchaser (or any subsidiary or affiliate) to leave the employ of Purchaser or such subsidiary or affiliate, (B) in any way interfere with the relationship between Purchaser (or any subsidiary or affiliate) and any of its employees or (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any then-current or past employees of Purchaser (or any subsidiary or affiliate) unless such person shall have ceased to be employed by such entity and such cessation of employment shall have occurred at least twelve (12) months prior thereto.

(iii)          Shareholder shall not, directly or indirectly, either for himself or any other person, induce or attempt to induce any customer, supplier, licensee or business relation of Purchaser to cease doing business with Purchaser or in any way interfere with the relationship between any customer, supplier, licensee or business relation and Purchaser. Without limiting the generality of any of the restrictions contained in Section 5, Shareholder shall not, directly or indirectly, either for himself or any other person, solicit the business of any person known to Shareholder to be a customer or prospective customer of Purchaser with respect to products, services or activities which compete in whole or in part with any of the products, services or activities of Purchaser; provided this prohibition shall not apply to general advertisements in newspapers or other widely distributed publications, media or mail, whether electronic or otherwise not targeted toward a specific customer.

(b)           In the event of a breach by Shareholder of any covenant set forth in Section 5(a), the term of such covenant will be extended by the period of the duration of such breach.

(c)           Shareholder agrees that he will not, at any time during or after the Restriction Period, disparage Purchaser or any of its subsidiaries, affiliates, shareholders, members, directors, managers, officers, employees, agents or other representatives of Purchaser or its subsidiaries or affiliates.

6.         Remedies.  If Shareholder breaches the covenants set forth in Sections 4 or 5, Purchaser and its subsidiaries and affiliates shall be entitled to the following remedies, in addition to any others, each of which shall be independent of the other and severally enforceable:

(a)           The right and remedy to seek a temporary restraining order or preliminary injunctive relief and to have such provisions specifically enforced by any court having equity jurisdiction.  Shareholder specifically acknowledges and agrees that any breach or any affirmative acts which are reasonably believed to be a threatened breach of the provisions of Section 4 or 5 will cause irreparable injury to Purchaser and its subsidiaries and affiliates and that money damages will not provide an adequate remedy to Purchaser or its subsidiaries and affiliates.  Such injunction shall be available without the posting of any bond or other security.  If Shareholder is determined to have breached any provision of Section 4 or 5, the court or arbitrator(s) shall extend the effect of the applicable provision of Section 5 for an amount of time equal to the time Shareholder was in breach of Section 4 or 5.

(b)           The right to require Shareholder to account for and pay over to Purchaser and its subsidiaries and affiliates all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively the “Benefits”) derived or received by Shareholder as a result of any transactions constituting a breach of any of the provisions of Section 4 or 5.

(c)           Upon discovery by Purchaser of a breach or any affirmative acts which are reasonably believed to be a threatened breach of Section 4 or 5, the right to immediately suspend payments to Shareholder under the Employment Agreement, pending a resolution of the dispute.

(d)           The right to terminate Shareholder’s employment for “Cause” pursuant to the Employment Agreement.

If, notwithstanding the stated and clear intent of the parties set forth in Sections 2, 4 and 5 above and their acknowledgement of the appropriateness of restrictions with respect to the duration, geography and activities set forth therein, any covenant contained in Section 5 or any portion thereof is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants contained therein, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable.  The parties hereto intend to and hereby confer jurisdiction to issue temporary orders or preliminary injunctions to enforce the covenants contained in this Section 5 upon the courts of any state or other jurisdiction in which any alleged breach of any such covenant occurs, pending a ruling on a permanent injunction by the arbitrator(s).  If the courts of any of one or more of such states or other jurisdictions shall hold such covenants not wholly enforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination shall not be deemed to be res judicata or collateral estoppel or bar in any way Purchaser’s or it subsidiaries’ and affiliates’ right to the relief provided above in the courts of any other states or jurisdictions as to breaches of such covenants in such other respective states or jurisdictions, and the above covenants as they relate to each state or jurisdiction being, for this purpose, severable into diverse and independent covenants.

7.         Miscellaneous.

(a)           Entire Agreement.  This Agreement constitutes the entire agreement of the parties regarding the subject matter of this Agreement, and supersedes all prior or contemporaneous understandings among them.

(b)           Severability.  Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by law or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.  If any covenants or any portion thereof set forth in this Agreement is held by a court of competent jurisdiction to contain limitations as to duration, geographical area or scope of activity to be restrained that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interests of Purchaser and its subsidiaries and affiliates, the same shall not affect the remainder of the covenant or covenants contained therein, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall reform the covenants to the extent necessary to cause the limitations contained therein as to duration, geographical area and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill or other business interests of Purchaser and it subsidiaries and affiliates and enforce the covenants as reformed.

(c)           Successors and Assigns.  This Agreement shall be binding upon Purchaser and Shareholder and shall inure to the benefit of, and be enforceable by, Purchaser and its affiliates, successors and assigns and Shareholder and his assigns, heirs and legal representatives.

(d)           Governing Law.  This agreement shall be governed by the laws of the State of Texas.

(e)           Remedies Cumulative; Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no wavier that may be given by a party will be applicable except to the specific instance for which it is given and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

(f)            Enforcement; Jurisdiction; Service of Process.  If any legal action or other proceeding, including arbitration, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs, incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.  The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Agreement upon the courts of any state or other jurisdiction in which any alleged breach of such covenant occurs.  If the courts of any one or more of such states or other jurisdictions hold that such covenants are not wholly enforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Purchaser’s or its subsidiaries’ and affiliates’ right to the relief provided above in the courts of any other states or jurisdictions within the geographical scope of such covenants, as to breaches of such covenants in such other respective states or jurisdictions.  The above covenants as they relate to each state or jurisdiction are severable into diverse and independent covenants.

(g)           Notices. Any notice or other communications required or permitted hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given upon delivery in person, by overnight courier or by certified or registered mail, return receipt requested, as follows:

If to Shareholder:	Robert S. Blackford

Facsimile: ( ) -

With a copy to:	McGee, Hankla, Backes & Dobrovolny, P.C.
Attention: Jon W. Backes, Esq.
P. O. Box 998
Minot, North Dakota 58702-0998

If to Purchaser:	Pioneer Drilling Services, Ltd.
Attention: Wm. Stacy Locke
9310 Broadway, Building 1
San Antonio, Texas 78217

With a copy to:	Cox Smith Matthews Incorporated
112 East Pecan, Suite 1800
San Antonio, Texas 78205
Attention: Daniel M. Elder

(h)           Entire Agreement.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(i)            Amendment.  This Agreement may not be changed orally, but only by an agreement in writing signed by Purchaser and Shareholder.

(j)            Counterparts.  This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

(k)           Further Actions.  Each party shall take such actions as the others may reasonably request to accomplish the purposes of this agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SHAREHOLDER:

Robert S. Blackford

PURCHASER:

PIONEER DRILLING SERVICES, LTD.
a Texas limited partnership
By: PDC Mgmt. Co., its sole general partner

By:
Wm. Stacy Locke, President

NONCOMPETITION AGREEMENT

This Non-Competition Agreement is dated as of            , 2004 (the “Agreement”), by and between Pioneer Drilling Services, Ltd., a Texas corporation (“Purchaser”), and Robert Mau (“Shareholder”).

W I T N E S S E T H:

WHEREAS, Wolverine Drilling, Inc., a North Dakota corporation (“Seller”), Purchaser and Shareholder and Robert S. Blackford, being all of the shareholders of Seller, have entered into that certain Asset Purchase Agreement dated November     , 2004 (the “Asset Purchase Agreement”), pursuant to which, among other things, Seller will sell substantially all of its assets to Purchaser (the “Transaction”);

WHEREAS, Shareholder is a shareholder, officer and director of Seller and will benefit from the Transaction; and

WHEREAS, Section 4(a)(x) of the Asset Purchase Agreement requires that Shareholder execute and deliver a non-competition agreement as a condition to the consummation of the Transactions;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, Purchaser and Shareholder agree as follows:

1.         Definitions.  Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Asset Purchase Agreement.

2.         Acknowledgments by Shareholder.  Shareholder understands, acknowledges and agrees that:

(a)           Shareholder has occupied a position of trust and confidence with Seller prior to the date hereof and that Seller its subsidiaries and affiliates have disclosed to him the confidential affairs and proprietary information of Seller, which after the consummation of the Transaction will be owned by Purchaser and its subsidiaries and affiliates including, without limitation, the following information (collectively, the “Confidential Matters”):  (i) any and all trade secrets concerning the business and affairs of Purchaser and its subsidiaries and affiliates including, without limitation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, acquisition opportunities, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), personnel training techniques and materials, and any other information, however documented, of Purchaser and its subsidiaries and affiliates that is a trade secret, (ii) any and all information concerning the business and affairs of Seller and

Purchaser and their respective subsidiaries and affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, however documented and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for Seller and Purchaser and/or their respective subsidiaries and affiliates or containing or based, in whole or in part, on any information included in the foregoing.  Shareholder further acknowledges and agrees that Purchaser would not enter into this Agreement or consummate the Transaction without the promises made by Shareholder in Sections 4 and 5.

(b)           Purchaser and its subsidiaries and affiliates are engaged in the land contract drilling business (the “Restricted Activities”);

(c)           the products and services of Purchaser are marketed, provided and sold to customers of Purchaser throughout Colorado, North Dakota, Montana, Utah and Wyoming (such states in which Purchaser currently conducts business, or will conduct business following the consummation of the Transaction, and such additional states in which Purchaser or its subsidiaries and affiliates hereinafter conducts business in which Shareholder is materially involved in such business, are hereinafter collectively referred to as the “Restricted Area”);

(d)           Purchaser and its subsidiaries and affiliates compete with other businesses that are or could be engaged in any of the Restricted Activities, and Purchaser is entering into the Transaction in connection with its growth strategy which Purchaser has explained in detail to Shareholder;

(e)           the covenants made by Shareholder in Sections 4 and 5 are a condition to Purchaser’s acquisition of substantially all of the assets of Seller as contemplated in the Asset Purchase Agreement;

(f)            the provisions of Sections 4 and 5 are reasonable and do not impose a greater restraint on Shareholder than is necessary to protect the goodwill or other business interests of Purchaser;

(g)           Purchaser and its subsidiaries and affiliates have a legitimate interest in protecting the confidentiality of Purchaser’s business secrets (including, without limitation, the Confidential Matters) and in restricting the use of that information;

(h)           the provisions set forth in Sections 4 and 5 are not oppressive to Shareholder, would not prevent Shareholder from obtaining other employment, and are not injurious to the public; and

(i)            Purchaser and its subsidiaries and affiliates would be irreparably damaged if Shareholder were to breach the covenants set forth in Sections 4 and 5.

3.         Consideration.  Shareholder is a shareholder of Seller and will receive a substantial financial benefit from the Transaction through his equity ownership of Seller.  As additional consideration for the covenants contained herein, Purchaser shall pay to Shareholder an aggregate of $50,000 in cash at Closing.

4.         Confidentiality.

(a)           Shareholder acknowledges and agrees that all Confidential Matters known or obtained by Shareholder, whether before or after the date hereof, is the property of Purchaser and/or its subsidiaries and affiliates.  Further, Shareholder agrees:

(i)            to keep secret all Confidential Matters of Purchaser and its subsidiaries and affiliates, and not to disclose it to anyone outside of Purchaser or its subsidiaries and affiliates, or otherwise use it or use his knowledge of it for his own benefit or for the benefit of any third party, whether Shareholder has such information in his memory or embodied in writing or other physical form including, without limitation, use of the trade secrets, trade names or trademarks of Purchaser, except with Purchaser’s prior written consent; and

(ii)           to deliver promptly to Purchaser at the time of this Agreement or at any other time Purchaser may request, all memoranda, notices, records, reports and other documents (and all copies thereof) relating to the business of Purchaser or any of its subsidiaries and affiliates, including, but not limited to, Confidential Matters, which he may then possess or have under his control.

(b)           Notwithstanding any of the foregoing, the term “Confidential Matters” does not include information which is or becomes generally available to the public other than as a result of any disclosure by Shareholder.  Further, the obligations of confidentiality contained herein shall not apply to the extent that Shareholder is compelled to disclose such Confidential Matters by judicial or administrative process; provided, that in the case of any such requirement or purported requirement Shareholder shall provide written notice to Purchaser prior to producing such information, which notice shall be given at least ten (10) days prior to producing such information, if practicable, so that Purchaser may seek a protective order or other appropriate remedy.

(c)           Purchaser and Shareholder acknowledge and agree that the employment or solicitation of employees or the solicitation of customers prohibited under Section 5(a) during the Restriction Period is prima facie evidence that Shareholder is using Confidential Matters in violation of this Section 4 and the burden of proof in any proceeding to restrict such activity shall be on Shareholder to provide such activity did not result in the unauthorized use of the Confidential Matters.

5.             Non-Competition; Non-Solicitation.

(a)           As an inducement for Purchaser to enter into the Purchase Agreement and for Purchaser to fulfill its obligations under both agreements, for the consideration recited herein and for additional consideration, the receipt and sufficiency of which are hereby acknowledged, Shareholder agrees that for a period commencing on the Closing Date and ending on the day immediately preceding the three (3) year anniversary of the Closing Date with Purchaser or its subsidiaries or affiliates (the “Restriction Period”):

(i)            Shareholder shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, consult with or in any manner connected with, lend Shareholder’s name or any similar name to, lend Shareholder’s credit to, or render services or advice to, any business which is conducting any business which is engaged or plans to engage in any of the Restricted Activities in the Restricted Area.  Notwithstanding the foregoing, the following shall not constitute a breach of the provisions of this Section 5(a)(i), (A) participation in the ownership, management, operation, financing or control of, employment, or association with, Eagle Operating, Inc., a North Dakota corporation (“Eagle Operating”), to the extent that Eagle Operating engages in the business of operating the equipment (including any modifications, repairs or replacements thereof) listed on Exhibit A attached hereto on the properties owned in whole or in part by Eagle Operating and (B) the purchase or acquisition of up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without other participation in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.  Shareholder agrees that this covenant is reasonable with respect to its duration, geographical area and scope of activity to be restrained.

(ii)           Shareholder shall not, directly or indirectly, either for himself or any other person, (A) induce or attempt to induce any employee of Purchaser (or any subsidiary or affiliate) to leave the employ of Purchaser or such subsidiary or affiliate or (B) in any way interfere with the relationship between Purchaser (or any subsidiary or affiliate) and any of its employees.

(iii)          Shareholder shall not, directly or indirectly, either for himself or any other person, induce or attempt to induce any customer, supplier, licensee or business relation of Purchaser to cease doing business with Purchaser or in any way interfere with the relationship between any customer, supplier, licensee or business relation and Purchaser. Without limiting the generality of any of the restrictions contained in Section 5, Shareholder shall not, directly or indirectly, either for himself or any other person, solicit the business of any person known to Shareholder to be a customer or prospective customer of Purchaser with respect to products, services or activities which compete in whole or in part with any of the products, services or activities of Purchaser; provided this prohibition shall not apply to general advertisements in newspapers or other widely distributed publications, media or mail, whether electronic or otherwise not targeted toward a specific customer.

(b)           In the event of a breach by Shareholder of any covenant set forth in Section 5(a), the term of such covenant will be extended by the period of the duration of such breach.

(c)           Shareholder agrees that he will not, at any time during or after the Restriction Period, disparage Purchaser or any of its subsidiaries, affiliates, shareholders, members, directors, managers, officers, employees, agents or other representatives of Purchaser or its subsidiaries or affiliates.

6.         Remedies.  If Shareholder breaches the covenants set forth in Sections 4 or 5, Purchaser and its subsidiaries and affiliates shall be entitled to the following remedies, in addition to any others, each of which shall be independent of the other and severally enforceable:

(a)           The right and remedy to seek a temporary restraining order or preliminary injunctive relief and to have such provisions specifically enforced by any court having equity jurisdiction.  Shareholder specifically acknowledges and agrees that any breach or any affirmative acts which are reasonably believed to be a threatened breach of the provisions of Section 4 or 5 will cause irreparable injury to Purchaser and its subsidiaries and affiliates and that money damages will not provide an adequate remedy to Purchaser or its subsidiaries and affiliates.  Such injunction shall be available without the posting of any bond or other security.  If Shareholder is determined to have breached any provision of Section 4 or 5, the court or arbitrator(s) shall extend the effect of the applicable provision of Section 5 for an amount of time equal to the time Shareholder was in breach of Section 4 or 5.

(b)           The right to require Shareholder to account for and pay over to Purchaser and its subsidiaries and affiliates all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively the “Benefits”) derived or received by Shareholder as a result of any transactions constituting a breach of any of the provisions of Section 4 or 5.

If, notwithstanding the stated and clear intent of the parties set forth in Sections 2, 4 and 5 above and their acknowledgement of the appropriateness of restrictions with respect to the duration, geography and activities set forth therein, any covenant contained in Section 5 or any portion thereof is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants contained therein, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable.  The parties hereto intend to and hereby confer jurisdiction to issue temporary orders or preliminary injunctions to enforce the covenants contained in this Section 5 upon the courts of any state or other jurisdiction in which any alleged breach of any such covenant occurs, pending a ruling on a permanent injunction by the arbitrator(s).  If the courts of any of one or more of such states or other jurisdictions shall hold such covenants not wholly enforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination shall not be deemed to be res judicata or collateral estoppel or bar in any way Purchaser’s or it subsidiaries’ and affiliates’ right to the relief provided above in the courts of any other states or jurisdictions as to breaches of such covenants in such other respective states or jurisdictions, and the above covenants as they relate to each state or jurisdiction being, for this purpose, severable into diverse and independent covenants.

7.         Miscellaneous.

(a)           Entire Agreement.  This Agreement constitutes the entire agreement of the parties regarding the subject matter of this Agreement, and supersedes all prior or contemporaneous understandings among them.

(b)           Severability.  Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by law or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.  If any covenants or any portion thereof set forth in this Agreement is held by a court of competent jurisdiction to contain limitations as to duration, geographical area or scope of activity to be restrained that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interests of Purchaser and its subsidiaries and affiliates, the same shall not affect the remainder of the covenant or covenants contained therein, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall reform the covenants to the extent necessary to cause the limitations contained therein as to duration, geographical area and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill or other business interests of Purchaser and it subsidiaries and affiliates and enforce the covenants as reformed.

(c)           Successors and Assigns.  This Agreement shall be binding upon Purchaser and Shareholder and shall inure to the benefit of, and be enforceable by, Purchaser and its affiliates, successors and assigns and Shareholder and his assigns, heirs and legal representatives.

(d)           Governing Law.  This agreement shall be governed by the laws of the State of Texas.

(e)           Remedies Cumulative; Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no wavier that may be given by a party will be applicable except to the specific instance for which it is given and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

(f)            Enforcement; Jurisdiction; Service of Process.  If any legal action or other proceeding, including arbitration, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs, incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.  The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Agreement upon the courts of any state or other jurisdiction in which any alleged breach of such covenant occurs.  If the courts of any one or more of such states or other jurisdictions hold that such covenants are not wholly enforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Purchaser’s or its subsidiaries’ and affiliates’ right to the relief provided above in the courts of any other states or jurisdictions within the geographical scope of such covenants, as to breaches of such covenants in such other respective states or jurisdictions.  The above covenants as they relate to each state or jurisdiction are severable into diverse and independent covenants.

(g)           Notices. Any notice or other communications required or permitted hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given upon delivery in person, by overnight courier or by certified or registered mail, return receipt requested, as follows:

If to Shareholder:	Robert Mau
P. O. Box 853
Kenmare, North Dakota 58746

With a copy to:	McGee, Hankla, Backes & Dobrovolny, P.C.
Attention: Jon W. Backes, Esq.
P. O. Box 998
Minot, North Dakota 58702-0998

If to Purchaser:	Pioneer Drilling Services, Ltd.
Attention: Wm. Stacy Locke
9310 Broadway, Building 1
San Antonio, Texas 78217

With a copy to:	Cox Smith Matthews Incorporated
112 East Pecan, Suite 1800
San Antonio, Texas 78205
Attention: Daniel M. Elder

(h)           Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(i)            Amendment.  This Agreement may not be changed orally, but only by an agreement in writing signed by Purchaser and Shareholder.

(j)            Counterparts.  This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

(k)           Further Actions.  Each party shall take such actions as the others may reasonably request to accomplish the purposes of this agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SHAREHOLDER:

Robert Mau

PURCHASER:

PIONEER DRILLING SERVICES, LTD.
a Texas limited partnership
By: PDC Mgmt. Co., its sole general partner

By:
Wm. Stacy Locke, President

EXHIBIT A

LIST OF WORK-OVER RIGS AND EQUIPMENT

1) 1980 Franks	Rig #2
2) 1995 Cooper	Rig #4
3) 2003 Cameron/Crane Carrier	Rig #3
4) 2004 Cameron	Rig #69
5) 2004 Cameron	Rig #86
6) Ellis Williams	Triplex pump
7) Gardner Denver	Triplex pump
8) Gaso	Triplex pump
9) Gardner Denver	Duplex pump
10) Evco	120 ton power swivel w/power unit
11) Scott-Hyculog	85 ton power swivel w/power unit
12) Dodge	45 ton power swivel w/power
13) 150 661 mud tank w/agitator and mixing hopper
14) 150 661 three compartment mud tank
15) 250 kw gen. set
16) 300 kw gen. set
17) 8’ x 10’ adjustable shopbuilt sub base
18) top dog house w/knowledge box mounted on tandem trailer
19) well control equipment
20) all tubulars
21) elevators, slips, tongs, and misc. tools and equipment